EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

GROUP DCA, LLC,

JD & RL, INC.,

ROBERT O. LIKOFF,

JACK DAVIS,

THE SELLER REPRESENTATIVE

AND

PDI, INC.

November 3, 2010

TABLE OF CONTENTS

ARTICLE I DEFINITIONS1

1.1	General.	1

1.2	Definitions.	1

1.3	Interpretation.	12

1.4	Financial Calculations.	12

ARTICLE II SALE AND PURCHASE OF UNITS12

2.1	Sale and Purchase of Units.	12

2.2	Purchase Price.	12

2.3	Payment of Purchase Price.	13

2.4	Purchase Price Adjustment.	14

2.5	Earnout Payments.	15

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY26

3.1	Organization, Qualification and Corporate Power; Authorization of Transaction.	26

3.2	Capitalization.	26

3.3	Noncontravention.	27

3.4	Subsidiaries.	27

3.5	Title to Assets.	27

3.6	Accounts Receivable.	28

3.7	Financial Statements.	28

3.8	Events Subsequent to Most Recent Financial Statements.	28

3.9	Undisclosed Liabilities.	30

3.10	Legal Compliance.	30

3.11	Permits.	30

3.12	Tax Matters.	30

3.13	Real Property.	32

3.14	Intellectual Property.	32

3.15	Contracts.	35

3.16	Powers of Attorney.	36

3.17	Insurance.	36

3.18	Litigation.	37

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3.19           Illegal Payments.                                37
3.20	No Agency Action or Enforcement.	37

3.21	[Intentionally omitted.]	38

3.22	Data Breaches.	38

3.23	[Intentionally omitted.]	38

3.24	Employees.	38

3.25	Employee Benefits.	38

3.26	Environmental Matters.	41

3.27	Certain Business Relationships with the Company.	41

3.28	Customers.	41

3.29	Product Warranties and Liabilities.	41

3.30	Bank Accounts.	41

3.31	Brokers’ Fees.	42

3.32	Disclosure.	42

ARTICLE IV INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLER, LIKOFF AND DAVIS42

4.1	Organization of Seller.	42

4.2	Authorization of Transaction.	42

4.3	Noncontravention.	43

4.4	Units.	43

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER43

5.1	Organization of Purchaser.	43

5.2	Authorization of Transaction.	43

5.3	Noncontravention.	43

5.4	Brokers’ Fees.	44

5.5	Investment Representation.	44

5.6	Financial Resources.	44

5.7	No Other Representations or Warranties.	44

ARTICLE VI [INTENTIONALLY OMITTED]45

ARTICLE VII POST-CLOSING COVENANTS45

7.1	Post-Closing Further Assurances.	45

7.2	Employee Matters.	45

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7.3           Directors’, Managers’ and Officers’ etc. Indemnification.                                                                                                                            46
7.4	Litigation Support.	48

7.5	Tax Matters.	48

7.6	Termination of Certain Agreements.	51

7.7	Key Employees.	51

7.8	iLights, LLC.	51

7.9	Restrictive Covenants.	52

7.10	Post-Closing Operational Covenants During the Earnout Period.	54

7.11	Retention of Business Records.	55

7.12	Seller Representative.	55

7.13	Forecast Revisions.	56

7.14	Tax Escrow.	56

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND SELLER57

8.1	No Adverse Proceeding.	57

8.2	Release of Credit Supports.	57

8.3	Deliveries.	57

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER57

9.1	No Adverse Proceeding.	57

9.2	Consents.	58

9.3	No Material Adverse Effect.	58

9.4	Fairness Opinion.	58

9.5	Deliveries.	58

ARTICLE X CLOSING58

10.1	Time and Place.	58

10.2	Closing Transactions.	58

10.3	Deliveries by Seller.	58

10.4	Deliveries by Purchaser.	59

ARTICLE XI INDEMNIFICATION60

11.1	Indemnification by Seller, Likoff and Davis.	60

11.2	Additional Indemnification by Seller, Likoff and Davis.	60

11.3	Indemnification by Purchaser.	61

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11.4           Survival.                      62
11.5	Procedure for Indemnification.	62

11.6	Exclusive Remedy.	63

11.7	Effect of Insurance.	64

11.8	Effect of Tax Benefits.	64

11.9	Duty to Mitigate.	64

11.10	Additional Provisions Regarding Indemnity.	64

11.11	Disbursements from Escrow Account.	65

11.12	Indemnity Payments.	65

11.13	Mutual Release.	66

ARTICLE XII INTENTIONALLY OMITTED66

ARTICLE XIII MISCELLANEOUS PROVISIONS66

13.1	Notices.	66

13.2	Assignment.	68

13.3	Benefit of the Agreement.	68

13.4	Headings.	68

13.5	Entire Agreement.	68

13.6	Amendments and Waivers.	68

13.7	Counterparts.	69

13.8	Severability.	69

13.9	Governing Law; Venue; Waiver of Jury Trial.	69

13.10	Expenses.	70

13.11	Purchaser Form 8-K.	70

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EXHIBITS:

Exhibit A	Form of Escrow Agreement

SCHEDULES:

Schedule 1	Notice Addresses
Schedule 1.4	Financial Calculations
Schedule 2.5(e)	2011 Revenue Growth Rate and 2011 Gross Profit Growth Rate
Schedule 2.5(f)	2012 Revenue Growth Rate and 2012 Gross Profit Growth Rate
Schedule 3.1	Company Managers and Officers
Schedule 3.2	Capitalization
Schedule 3.3	Company Noncontravention
Schedule 3.4	Subsidiaries
Schedule 3.5	Liens
Schedule 3.7	Financial Statements Exceptions
Schedule 3.8	Events Subsequent to Most Recent Financial Statements
Schedule 3.9	Undisclosed Liabilities
Schedule 3.12	Tax Matters
Schedule 3.13	Leased Real Property
Schedule 3.14(a)	Intellectual Property (Company Products)
Schedule 3.14(b)	Intellectual Property (Non-Infringement)
Schedule 3.14(c)	Owned Intellectual Property
Schedule 3.14(d)	Third Party Intellectual Property
Schedule 3.14(e)	Licenses and Other Agreements
Schedule 3.14(i)	Publicly Available Software
Schedule 3.15	Contracts
Schedule 3.16	Powers of Attorney
Schedule 3.17	Insurance
Schedule 3.18	Litigation
Schedule 3.25(a)	Employee Benefits
Schedule 3.25(e)	Acceleration of Employee Payments, Compensation or Benefits
Schedule 3.26	Environmental Matters
Schedule 3.27	Certain Business Relationships
Schedule 3.28	Material Customers
Schedule 3.29	Product Warranties and Liabilities
Schedule 3.30	Bank Accounts
Schedule 4.1	Seller Directors and Officers
Schedule 4.3	Seller, Likoff and Davis Noncontravention
Schedule 5.4	Brokers’ Fees
Schedule 7.5(h)	Purchase Price Allocation
Schedule 7.6	Agreements to be Terminated
Schedule 7.7	Key Employees
Schedule 8.2	Credit Supports to be Released
Schedule 9.2	Required Consents
Schedule 10.3(j)	Deliveries by Seller (Liens)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 3, 2010 by and among Group DCA, LLC, a Delaware limited liability company (the “Company”); JD & RL, Inc., a Delaware corporation (“Seller”); Robert O. Likoff, (“Likoff”), individually and as the Seller Representative (as defined below); Jack Davis, individually (“Davis”); and PDI, Inc., a Delaware corporation (“Purchaser”).

RECITALS

A.	Seller owns all of the issued and outstanding Membership Interests (as defined below) of the Company (collectively, the “Units”).

B.
Seller desires to sell and transfer all of the Units to Purchaser, and Purchaser desires to purchase and acquire from Seller all of the Units, for the Purchase Price and on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General.

Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

1.2 Definitions.

As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

“2010 Contingency Payment” has the meaning set forth in Section 2.5(a).

“2010 Targeted Gross Profit” has the meaning set forth in Section 2.5(e)(i).

“2010 Targeted Revenue” has the meaning set forth in Section 2.5(e)(i).

“2011 Actual Revenue” has the meaning set forth in Section 2.5(e)(i).

“2011 Actual Gross Profit” has the meaning set forth in Section 2.5(e)(i).

“2011 Contingency Payment” has the meaning set forth in Section 2.5(a).

“2011 Gross Profit Component” has the meaning set forth in Section 2.5(e)(iii).

“2011 Gross Profit Growth Rate” has the meaning set forth in Section 2.5(e)(i).

“2011 Integration Payment” has the meaning set forth in Section 2.5(g)(ii).

“2011 Revenue Component” has the meaning set forth in Section 2.5(e)(ii).

“2011 Revenue Growth Rate” has the meaning set forth in Section 2.5(e)(i).

“2011 Targeted Gross Profit” has the meaning set forth in Section 2.5(f)(i).

“2011 Targeted Revenue” has the meaning set forth in Section 2.5(f)(i).

“2012 Actual Gross Profit” has the meaning set forth in Section 2.5(f)(i).

“2012 Actual Revenue” has the meaning set forth in Section 2.5(f)(i).

“2012 Contingency Payment” has the meaning set forth in Section 2.5(a).

“2012 Gross Profit Component” has the meaning set forth in Section 2.5(f)(iii).

“2012 Gross Profit Growth Rate” has the meaning set forth in Section 2.5(f)(i).

“2012 Integration Payment” has the meaning set forth in Section 2.5(g)(iii).

“2012 Revenue Component” has the meaning set forth in Section 2.5(f)(ii).

“2012 Revenue Growth Rate” has the meaning set forth in Section 2.5(f)(i).

“Acceleration Event” has the meaning set forth in Section 2.5(h)(ii).

“Accounting Arbitrator” has the meaning set forth in Section 2.4(b).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreed to Court” has the meaning set forth in Section 13.9(b).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Anti-kickback Statute” shall mean 42 U.S.C. §1320a-7b(b).

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Business Confidential Information” has the meaning set forth in Section 7.9(c).

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions located in New York, New York or San Francisco, California are authorized or obligated by Law or executive Order to close.

“Buyer” has the meaning set forth in Section 2.5(j)(2).

“Cap” has the meaning set forth in Section 11.2(b).

“Carryforward Tax Benefit” has the meaning set forth in Section 11.8.

“Change of Control” means, with respect to any Person, the occurrence of any of the following events: (a) any consolidation or merger of such Person or any transaction resulting in any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than Purchaser, in the case of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities representing more than 50% of the combined voting power of the Person’s then outstanding securities; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of such Person; (c) the adoption of any plan or proposal for the liquidation or dissolution of such Person; or (d) any other transaction similar to any of those described in the immediately preceding clauses (a) through (c).

“Change of Control Purchase Price” has the meaning set forth in Section 2.5(j)(2).

“Claims” means all losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses); provided, however, “Claims” shall not include any punitive, indirect and consequential damages (other than punitive, indirect and consequential damages payable by an Indemnified Party to a Third Party).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Date Debt Obligation Amount” has the meaning set forth in Section 2.3(b)(i).

“Closing Date Debt Obligations” means, as of the Closing Date, all Indebtedness owing by the Company or any of its Subsidiaries.

“Closing Working Capital” means an amount equal to the Working Capital of the Company determined as of the opening of business on the Closing Date, as determined in accordance with Section 2.4.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 7.2(b).

“Company Benefit Plan” has the meaning set forth in Section 3.25(a).

“Company Employee” has the meaning set forth in Section 7.2(a).

“Company Expenses” has the meaning set forth in Section 2.3(b)(ii).

“Company Indemnified Party” or “Company Indemnified Parties” has the meaning set forth in Section 7.3(b).

“Company Intellectual Property” has the meaning set forth in Section 3.14(c).

“Company Products” has the meaning set forth in Section 3.14(a).

“Company Representations” has the meaning set forth in the initial sentence of ARTICLE III.

“Confidential Information” has the meaning set forth in Section 3.14(h).

“Contingency Payments” has the meaning set forth in Section 2.5(a).

“Contract Amount” has the meaning set forth in Section 2.5(g).

“Cost of Goods” means, with respect to any period, all direct costs relating to the sale of goods or the performance of services, calculated in accordance with Section 1.4.

“Current Tax Benefit” has the meaning set forth in Section 11.8.

“Davis” has the meaning set forth in the first paragraph of this Agreement.

“Determined Amount” shall mean an amount equal to the amount of Pre-Closing S&U Taxes reasonably determined by Purchaser and Seller Representative (or, in the event they cannot agree, as reasonably determined by the Accounting Arbitrator) to be the amount that is reasonably likely to be paid to a state taxing authority in respect of an asserted liability referenced in Section 2.5(k) (each such asserted liability to have a Determined Amount).

“Determination Date” has the meaning set forth in Section 2.5(b).

“Earnout Amounts” means Revenue or Gross Profit or Qualified Revenue.

“Earnout Period” has the meaning set forth in Section 7.10(a).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program, practice or arrangement of any kind, whether or not subject to ERISA.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Laws” means any Law relating to the environment or health and safety, including pertaining to (a) treatment, storage, disposal, generation, transportation, manufacture, processing, use, distribution or handling of Hazardous Materials; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release or threatened release into the environment of Hazardous Materials; and (e) the protection of natural resources, wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or its Subsidiaries for purposes of Code Sections 414(b) or (c).

“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association, in its capacity as escrow agent under the Escrow Agreement, or such other Person acting in such capacity that is reasonably acceptable to both Seller and Purchaser.

“Escrow Agreement” means the Escrow Agreement among Purchaser, Seller, Likoff, Davis and the Escrow Agent, in substantially the form of Exhibit A attached hereto.

“Escrow Amount” means $1,250,000, to be held by the Escrow Agent in the Escrow Account in accordance with the terms of the Escrow Agreement.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Contingency Payment” has the meaning set forth in Section 2.5(c).

“Estimated Preliminary Base Purchase Price” has the meaning set forth in Section 2.3(c).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction, any court or judicial authority, any arbitrator or any other public authority, whether foreign, federal, state, county or local.

“Gross Profit” means, with respect to any period, Revenue less Cost of Goods.

“Gross Profit Margin” means, with respect to any period, the percentage obtained by dividing Gross Profit by Revenue.

“Hazardous Materials” means any chemicals, pollutants or contaminants defined or regulated by any Environmental Law, hazardous substances (as such term is defined under the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act or any other Environmental Law), toxic materials, oil or petroleum and petroleum products or byproducts or constituents thereof, asbestos, or any other material subject to regulation under any Environmental Law.

“HCPs” has the meaning set forth in Section 7.9(a).

“Historical Manner of Determination” has the meaning set forth in Section 1.4.

“iLights” has the meaning set forth in Section 7.8.

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness for or on account of capitalized leases, (d) all indebtedness of another Person secured by a Lien against the assets of the Company or any of its Subsidiaries, (e) all indebtedness under any currency or interest rate swap, hedging instrument or similar arrangement, (f) all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs with respect to any of the obligations described in clauses (a) through (e), and (g) all obligations of the types described in clauses (a) through (f) above of any other Person, the payment of which is guaranteed, directly or indirectly, by the Company or any of its Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 11.5(a).

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Individual Representations” has the meaning set forth in the initial sentence of ARTICLE IV.

“Individual Threshold” has the meaning set forth in Section 11.2(b).

“Insurance Policies” has the meaning set forth in Section 3.17.

“Integrated Activities” has the meaning set forth in Section 2.5(g)(i).

“Integration Payments” has the meaning set forth in Section 2.5(g)(iii).

“Integration Threshold” has the meaning set forth in Section 2.5(g)(ii).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical and non-technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventions” has the meaning set forth in Section 7.9(d).

“Key Employee Agreements” has the meaning set forth in Section 7.7.

“Key Employees” has the meaning set forth in Section 7.7.

“L&D Intellectual Property Rights” has the meaning set forth in Section 7.9(d).

“Law” means any law, statute, regulation, rule, ordinance, requirement, announcement, published guidance, administrative pronouncement or other binding action or requirement of a Governmental Authority, including the Health Insurance Portability and Accountability Act of 1996; the American Recovery and Reinvestment Act of 2009; the Federal Food, Drug and Cosmetic Act and Prescription Drug Marketing Act and implementing regulations, including 21 C.F.R. Parts 200-203, 205; the Anti-Kickback Statute; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; and binding actions by the United States Food and Drug Administration, the Federal Trade Commission, the United States Department of Health and Human Services or other Governmental Authorities.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, condition, security interest, easement, encroachment, servitude, deed of trust, right of first offer or first refusal, or any other restriction or covenant with respect to, voting (in the case of any security or equity interest), receipt of income or exercise of any other attribute of ownership.

“Likoff” has the meaning set forth in the first paragraph of this Agreement.

“Material Adverse Effect” or “Material Adverse Change” means any circumstance, condition, event or change that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect upon the business, assets, condition (financial or otherwise), operating results or operations, cash flow or prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of any Party to perform its obligations hereunder in all material respects, but shall exclude any circumstance, condition, event or change relating to or arising from (a) securities or financial markets; (b) changes in Law; (c) economic, regulatory or political conditions in the industries or markets in which the Company and its Subsidiaries operate, including commodity and raw material markets or prices; (d) the entry into, announcement or performance of this Agreement; and/or (e) national or international political conditions, including hostilities, war (whether or not declared), national emergency or terrorist attack.

“Material Customers” has the meaning set forth in Section 3.28.

“Membership Interests” means the limited liability company membership interests of the Company.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Option Holders” means each holder of options to purchase equity interests of the Company.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of the Company’s and its Subsidiaries’ business consistent with past custom and practice.

“Organizational Documents” means (a) the articles or certificate of incorporation and bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation, operating agreement or comparable documents of a limited liability company; and (e) any amendment to any of the foregoing.

“Other Affiliates” means all of the Purchaser’s Affiliates other than the Company and its Subsidiaries.

“Party” or “Parties” means the Company, Seller, Likoff, Davis and Purchaser.

“Permit” or “Permits” has the meaning set forth in Section 3.11.

“Permitted Business Activities” has the meaning set forth in Section 7.9(a).

“Permitted Liens” means (a) Liens for Taxes or other charges, assessments or levies by any Governmental Authority, provided that such Taxes, charges, assessments or levies are not yet due, (b) deposits, Liens or pledges to secure payments of workmen’s compensation, unemployment and other similar insurance, (c) mechanics’, workmen’s, materialmen’s, repairmen’s, warehousemen’s, vendors’, landlords’ or carriers’ liens, or (d) other Liens that do not materially detract from the value or otherwise interfere with the current use of any of the Company’s or its Subsidiaries’ properties or otherwise impair the Company’s or any of its Subsidiaries’ operation of its business.

“Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, other business entity or Governmental Authority.

“PowerXposure” means PowerXposure, L.L.C., a New Jersey limited liability company.

“Pre-Closing Tax Returns” has the meaning set forth in Section 7.5(a).

“Pre-Closing Income Tax Returns” has the meaning set forth in Section 7.5(a).

“Pre-Closing S&U Taxes” shall mean sales and use Taxes with respect to the Company and the Company’s Subsidiaries with respect to taxable periods or portions thereof ending on or before the Closing Date.

“Preliminary Purchase Price” has the meaning set forth in Section 2.2(a).

“Procedural Claim” has the meaning set forth in Section 13.9(b).

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Publicly Available Software” has the meaning set forth in Section 3.14(i).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser 401(k) Plan” has the meaning set forth in Section 7.2(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.1.

“Purchaser Plans” has the meaning set forth in Section 7.2(c).

“Qualified Revenue” has the meaning set forth in Section 2.5(g)(i).

“Real Property Leases” has the meaning set forth in Section 3.13.

“Registrations” has the meaning set forth in Section 3.20(b).

“Representatives” means a given Person’s current or former officers, directors, managers, employees, members, advisors, consultants, agents or representatives.

“Required Consents” has the meaning set forth in Section 9.2.

“Restricted Business” has the meaning set forth in Section 7.9(a).

“Restriction Period” has the meaning set forth in Section 7.9(a).

“Revenue” means, with respect to any period, income from the sale of goods or the performance of services, calculated in accordance with Section 1.4, but excluding Qualified Revenue.  Revenue sources include, but are not limited to, digital programs, patient programs and multichannel programs.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller’s Knowledge” means the actual knowledge, together with the knowledge that would have been obtained after reasonable inquiry performed in conjunction with or following a complete review of the representations and warranties set forth in ARTICLE III of this Agreement, of Likoff, Davis and DeLisle Callender, and solely with respect to Section 3.14 and Section 3.22, Ron Scalici.

“Seller Representative” has the meaning set forth in Section 7.12(a).

“Statement of Closing Working Capital” has the meaning set forth in Section 2.4(a).

“Stockholders” means the stockholders of Seller.

“Straddle Period” has the meaning set forth in Section 7.5(b).

“Straddle Period Tax Returns” has the meaning set forth in Section 7.5(b).

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such is at the time owned by such Person and/or one or more Subsidiaries of such Person, and (b) any limited liability company, partnership, limited partnership, joint venture, unincorporated association or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest or has the power or authority, through ownership of voting securities, by contract or otherwise, to exercise control over the business affairs of the entity.  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Adjustment Event” has the meaning set forth in Section 2.5(i)(ii).

“Target Closing Working Capital” means an amount equal to $1,500,000.00.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated or other tax, or other assessment, duty, fee, or levy in the nature of a tax, together with any interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not.

“Tax Escrow Account” shall mean the escrow account into which the Tax Escrow Amount is deposited.

“Tax Escrow Agreement” shall mean the agreement governing the Tax Escrow Account.

“Tax Escrow Amount” shall mean $100,000.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed (or required to be filed) with the applicable Governmental Authority, including any schedule or attachment thereto and including any amendment thereof.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Third Party Intellectual Property” has the meaning set forth in Section 3.14(d).

“Threshold” has the meaning set forth in Section 11.2(b).

“Units” has the meaning set forth in the recitals.

“Voluntary Disclosure Process” means any program, process or procedure of voluntary disclosure with a state taxing authority.

“Working Capital” means, as at the applicable date, (a) the total current assets of the Company and its Subsidiaries, less (b) the total current liabilities of the Company and its Subsidiaries (other than any liability required to be terminated at the Closing and any distributions payable to stockholders of the Company) and less (c) deferred lease liabilities of the Company and its Subsidiaries.  The specific line items used to calculate Working Capital shall be determined in the manner historically calculated and reported by the Company and its Subsidiaries in their consolidated internal financial statements prior to the Closing.  Working Capital shall include without limitation, (i) cash, (ii) accounts receivable, (iii) prepaid expenses, (iv) deferred costs, (v) advance billings, (vi) accounts payable and accrued expenses, and (vii) unearned revenue; but shall exclude balances on the books of the Company. for accounts receivable from, and advances and loans to, employees, stockholders and Affiliates of the Company, leases (other than as set forth above) and other deposits, provided that (A) no deduction shall be taken in calculating Working Capital with respect to the separation of two employees immediately prior to Closing, and (B) with respect to the Company’s principal office, the deduction for Working Capital shall be limited to $50,000.  With respect to the loan from the Company to Likoff, the Estimated Closing Working Capital reflects repayment at or prior to the Closing by Likoff to the Company of amounts due by him with respect to such loan.

Interpretation.

Unless otherwise expressly provided or unless the context requires otherwise:  (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” shall be deemed to mean “including, without limitation”; (g) words of any gender or neuter include each other gender and neuter; and (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.”

1.1 Financial Calculations.

Without limiting the other provisions of this Agreement, Revenue and Cost of Goods shall be calculated consistent with the examples set forth on Schedule 1.4, which substantially reflects the manner in which Revenue and Cost of Goods were historically calculated and reported by the Company and its Subsidiaries in their consolidated internal financial statements prior to the Closing (the “Historical Manner of Determination”).  With respect to any line of business of the Company or its Subsidiaries not included on Schedule 1.4 (including with respect to any line of business in which the Company or its Subsidiaries is not engaged as of the Closing Date), Revenue and Cost of Goods shall be calculated in a manner that would be consistent with the Historical Manner of Determination; and Purchaser and Seller shall act in good faith to determine such calculations.

ARTICLE II

SALE AND PURCHASE OF UNITS

2.1 Sale and Purchase of Units.

Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by Seller, Likoff and Davis, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer and deliver to Purchaser, free and clear of all Liens, the Units.

2.2 Purchase Price.

Purchaser shall pay Seller an aggregate amount (the “Purchase Price”) equal to:

(a) Twenty Five Million Three Hundred Thousand Dollars ($25,300,000) (the “Preliminary Purchase Price”);

(b) (i) plus the amount, if any, by which the Closing Working Capital is

(c) greater than the Target Closing Working Capital, or (ii) minus the amount, if any, by which the Target Closing Working Capital is greater than the Closing Working Capital; and

(d) plus any amounts owed to Seller pursuant to Section 2.5 of this Agreement.

2.3 Payment of Purchase Price.

(a) Prior to the Closing, Seller shall notify Purchaser in writing of its good faith estimate of the Closing Working Capital, such estimate to be approved by Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned (the “Estimated Closing Working Capital”), together with all reasonable supporting documentation.  Seller and Purchaser shall cooperate in good faith to agree upon the calculation of the Estimated Closing Working Capital.

(b) Prior to the Closing, Seller shall provide to Purchaser:

(i) a schedule setting forth the amount of the Closing Date Debt Obligations (the “Closing Date Debt Obligation Amount”), together with all pay-off letters (which shall include, subject to payment by the Company of the pay-off amounts set forth therein, a full and complete release of the Company and its Subsidiaries from any obligation to pay any Closing Date Debt Obligations and wire transfer instructions) related thereto; and

(ii) a schedule of the unpaid fees, expenses, payments to holders of options to purchase equity interests of the Company, and other amounts that have been, are or will be paid or payable, by the Company or its Subsidiaries in connection with the preparation, negotiation or execution of this Agreement, or the consummation of the transactions contemplated hereby (“Company Expenses”).

(c) The term “Estimated Preliminary Base Purchase Price” shall mean and be an amount equal to the Preliminary Purchase Price (i) plus the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Closing Working Capital, or (ii) minus the amount, if any, by which the Target Closing Working Capital is greater than the Estimated Closing Working Capital.

(d) At the Closing, the Estimated Preliminary Base Purchase Price shall be paid by Purchaser by wire transfer of immediately available funds, or retained by Purchaser in the case of (v) below, as follows:

(i) on behalf of the Company and its Subsidiaries, to an account or accounts designated in writing by Seller, an amount, in the aggregate, equal to the Closing Date Debt Obligation Amount, which amount shall be used to repay the Closing Date Debt Obligations in full;

(ii) on behalf of the Company and its Subsidiaries, to an account or

(iii) accounts designated in writing by Seller, the amount of Company Expenses, which amount shall be used to pay such Company Expenses in full, subject to applicable withholding, if any;

(iv) to the Escrow Account, an amount equal to the Escrow Amount;

(v) to an account or accounts designated in writing by Seller, the amount of the Estimated Preliminary Base Purchase Price that remains after the amounts are paid pursuant to clauses (i) through (iii) above, which amount shall be used to pay the Stockholders; and

(vi) retained by Purchaser, an amount equal to the Tax Escrow Amount which shall be deposited into the Tax Escrow Account pursuant to Section 7.14.

(e) Within three (3) Business Days after the determination of the Closing Working Capital pursuant to Section 2.4:

(i) if the Closing Working Capital is greater than the Estimated Closing Working Capital, Purchaser shall pay to Seller an amount equal to the difference between the Closing Working Capital and the Estimated Closing Working Capital by wire transfer of immediately available funds to an account designated in writing by Seller; or

(ii) if the Closing Working Capital is less than the Estimated Closing Working Capital, Seller shall pay to Purchaser an amount equal to the difference between the Estimated Closing Working Capital and the Closing Working Capital in the form of immediately available funds by wire transfer to an account designated in writing by Purchaser.

2.4 Purchase Price Adjustment.

(a) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement of the Closing Working Capital (the “Statement of Closing Working Capital”) together with all supporting documentation.  The Statement of Closing Working Capital shall be based upon the books and records of the Company and its Subsidiaries and shall be prepared in accordance with the definitions of Working Capital and Closing Working Capital set forth in ARTICLE I and in accordance with the methodology used in the calculation of the Estimated Closing Working Capital.

(b) The Statement of Closing Working Capital shall be final and binding on the Parties unless Seller shall, within thirty (30) days following the delivery of such Statement, deliver to Purchaser written notice of disagreement with such Statement.  If Seller shall raise any objections within the aforesaid thirty (30) day period, then Seller and Purchaser shall attempt to resolve the disputed matters.  If Seller and Purchaser are unable to resolve all disagreements within thirty (30) days of receipt by Purchaser of a written notice of disagreement, or such longer period as may be agreed by Purchaser and Seller, then, within thirty (30) days thereafter, Seller and Purchaser jointly shall select Deloitte or any other arbiter from a nationally recognized independent public accounting

(c) firm that is not the independent auditor of Purchaser, the Company, Seller or any of their respective Affiliates; if Purchaser and Seller are unable to select an arbiter within such time period, the American Arbitration Association shall make such selection (the Person so selected shall be referred to herein as the “Accounting Arbitrator”).  The Accounting Arbitrator so selected will consider only those items and amounts set forth in such Statement as to which Purchaser and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement.  In submitting a dispute to the Accounting Arbitrator, each of the Purchaser and Seller shall concurrently furnish, at its own expense, to the Accounting Arbitrator and the other Party such documents and information as the Accounting Arbitrator may request.  Each of Purchaser and Seller may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party.  The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains a final Statement of Closing Working Capital.  Such report shall be final and binding upon Purchaser and Seller.  The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne by (i) Purchaser if the Accounting Arbitrator’s determination of the disputed items shall vary from Purchaser’s determination of the disputed items by more than the difference between Seller’s determination of the disputed items and the Accounting Arbitrator’s determination of the disputed items or (ii) Seller if the Accounting Arbitrator’s determination of the disputed items shall vary from Seller’s determination of the disputed items by more than the difference between Purchaser’s determination of the disputed items and the Accounting Arbitrator’s determination of the disputed items. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne equally by Purchaser and Seller if the Accounting Arbitrator’s determination of the disputed items shall vary from Seller’s determination of the disputed items by an amount equal to the difference between Purchaser’s determination of the disputed items and the Accounting Arbitrator’s determination of the disputed items.  Purchaser and Seller shall cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other Parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Statement of Closing Working Capital as promptly as reasonably practicable.

2.5 Earnout Payments.

(a) In addition to the other amounts owed by Purchaser to Seller pursuant to this Agreement, Purchaser shall pay to Seller a payment for each of the calendar years ended December 31, 2010 (the “2010 Contingency Payment”), December 31, 2011 (the “2011 Contingency Payment”), and December 31, 2012 (the “2012 Contingency Payment” and, collectively with the 2010 Contingency Payment and the 2011 Contingency Payment, the “Contingency Payments”) if such Contingency Payments are due pursuant to the terms hereof.  All Contingency Payments shall be calculated in accordance with the Historical Manner of Determination.

(b) On each March 31 following each of the calendar years ended December 31, 2010, December 31, 2011 and December 31, 2012 (each a “Determination Date”), Purchaser shall deliver to Seller (i) a complete copy of the consolidated audited financial statements of Purchaser for the most recently completed calendar year, (ii) a written statement setting forth the applicable Contingency Payment due for such calendar year, (iii) a written detailed calculation of the applicable Contingency Payment pursuant to the terms of this Section 2.5 (including a detailed calculation of Purchaser’s determination of Revenue and Gross Profit for the applicable calendar year) and (iv) with the exception of the 2010 Contingency Payment which shall be paid pursuant to Section 2.5(c) below, a payment, if any, in the amount of the applicable Contingency Payment reflected in such calculation.  The statements, calculations and determinations delivered by Purchaser pursuant to the previous sentence shall be final and binding on the Parties unless Seller shall, within thirty (30) days following the delivery of such items, deliver to Purchaser written notice of disagreement with any such items.  Such disagreement shall be resolved pursuant to the dispute resolution procedures set forth in Section 2.4.  In the event the disagreement is arbitrated, the report of the Accounting Arbitrator shall be final and binding upon Purchaser and Seller.  All Contingency Payments and the Estimated Contingency Payment (as defined below) shall be paid in cash by wire transfer of immediately available funds to an account designated in writing by Seller.

(c) On December 31, 2010, Purchaser shall deliver to Seller (i) a statement setting forth its good faith estimate of the Contingency Payment for the calendar year concluded on such date (the “Estimated Contingency Payment”); (ii) a detailed calculation of the Estimated Contingency Payment pursuant to the terms of this Section 2.5 (including a detailed calculation of Purchaser’s determination of estimated Revenue and Gross Profit for the applicable period); and (iii) a payment in the amount of such Estimated Contingency Payment, if any.  On the Determination Date for the calendar year ended December 31, 2010, (i) if the Contingency Payment is greater than the Estimated Contingency Payment, Purchaser shall pay to Seller an amount equal to the difference between the Contingency Payment and the Estimated Contingency Payment; or (ii) if the Contingency Payment is less than the Estimated Contingency Payment, Seller shall pay to Purchaser an amount equal to the difference between the Estimated Contingency Payment and the Contingency Payment by wire transfer of immediately available funds to an account designated in writing by Purchaser.

(d) 2010 Contingency Payment.  The 2010 Contingency Payment shall include both a Revenue component and a Gross Profit component, as follows:

(i) Revenue Component.  If the Company, for the year ended December 31, 2010: (A) achieves at least $21,500,000 of Revenue, then a payment of $500,000 shall be paid to Seller and (B) achieves Revenue greater than $21,500,000, an additional payment to Seller in an amount of up to $2,000,000 shall scale on a pro-rated basis upon achievement of Revenue between $21,500,000 and $23,500,000, such that the total payment possible under this Section 2.5(d)(i) shall be capped at $2,500,000.  Notwithstanding the preceding, no payments shall be made under this Section 2.5(d)(i) unless the Company’s Gross Profit for the year ended December 31, 2010 is at least $15,000,000.

(ii) Gross Profit Component.  If the Company, for the year ended December 31, 2010:  (A) achieves at least $15,000,000 of Gross Profit, then a payment of $500,000 shall be paid to Seller and (B) achieves Gross Profit greater than $15,000,000, an additional payment to Seller in an amount of up to $2,000,000 shall scale on a pro-rated basis upon achievement of Gross Profit between $15,000,000 and $16,700,000, such that the total payment possible under this Section 2.5(d)(ii) shall be capped at $2,500,000.  Notwithstanding the preceding, no payments shall be made under this Section 2.5(d)(ii) unless the Company’s Revenue for the year ended December 31, 2010, is at least $21,500,000.

(iii) For the avoidance of doubt, the 2010 Contingency Payment shall include amounts under both Section 2.5(d)(i) and Section 2.5(d)(ii).

(e) 2011 Contingency Payment.  The 2011 Contingency Payment shall be equal to the 2011 Revenue Component plus the 2011 Gross Profit Component (as such terms are defined below); provided, however, that the 2011 Contingency Payment shall be automatically equal to zero if the Gross Profit Margin for the year ending December 31, 2011 is less than 65%.

(i) Definitions.  As used herein: “2010 Targeted Revenue” means $23,500,000; “2010 Targeted Gross Profit” means $16,700,000; “2011 Actual Revenue” means the Revenue for the year ending December 31, 2011; “2011 Revenue Growth Rate” means (x) 2011 Actual Revenue divided by (y) 2010 Targeted Revenue, minus (z) 1.00; “2011 Actual Gross Profit” means the Gross Profit for the year ending December 31, 2011; and “2011 Gross Profit Growth Rate” means (x) 2011 Actual Gross Profit divided by (y) 2010 Targeted Gross Profit, minus (z) 1.00.

(ii) 2011 Revenue Component.  The “2011 Revenue Component” shall be equal to, for any 2011 Revenue Growth Rate of at least 10%, (x) the cumulative total of all Revenue Earned Amounts (as such term is used on Schedule 2.5(e) hereto) for all respective Revenue Growth %’s (as such term is used on Schedule 2.5(e) hereto) at or less than the 2011 Revenue Growth Rate, plus (y) the pro rata portion of the next greater Revenue Earned Amount based on the level of Revenue growth achieved towards such greater Revenue Earned Amount.

Example:  By way of illustration, if 2011 Actual Revenue equals $32,665,000, then 2011 Revenue Growth Rate equals 39% (that is, $32,665,000 divided by $23,500,000, minus 1.00), and 2011 Revenue Component equals $6,200,000, which is calculated as follows: (x) $5,000,000 (that is, the sum of all Revenue Earned Amounts for all respective Revenue Growth %’s from 10% to 35% inclusive), plus (y) $1,200,000 (that is, 80% of the next greater Revenue Earned Amount of $1,500,000, based achieving 80% of the Revenue Growth % between 35% and 40%).

2011 Gross Profit Component.  The “2011 Gross Profit Component” shall be equal to, for any 2011 Gross Profit Growth Rate of at least 10%, (x) the cumulative total of all Gross Profit Earned Amounts (as such term is used on Schedule 2.5(e) hereto) for all respective Gross Profit Growth %’s (as such term is used on Schedule 2.5(e) hereto) at or less than the 2011 Gross Profit Growth Rate, plus (y) the pro rata portion of the next greater Gross Profit Earned Amount based on the level of Gross Profit growth achieved towards such greater Gross Profit Earned Amount.

(iii) Additional Provisions.  The total amount of the 2011 Contingency Payment shall not exceed $20,000,000.  The 2011 Contingency Payment shall be payable on the Determination Date; provided, however, that if the 2011 Contingency Payment is greater than $10,000,000, then 50% of such excess shall be payable on the Determination Date and the remaining 50% of such excess shall be deferred and paid on the date the 2012 Contingency Payment, if any, is due; provided, further, however, that such deferred portion shall be forfeited if either (x) 2012 Actual Revenue is less than 2011 Actual Revenue or (y) 2012 Actual Gross Profit is less than 2011 Actual Gross Profit.

(f) 2012 Contingency Payment.  The 2012 Contingency Payment shall be equal to the 2012 Revenue Component plus the 2012 Gross Profit Component (as such terms are defined below); provided, however, that the 2012 Contingency Payment shall be automatically equal to zero if the Gross Profit Margin for the year ending December 31, 2012 is less than 65%.

(i) Definitions.  As used herein: “2011 Targeted Revenue” means $25,850,000; “2011 Targeted Gross Profit” means $18,370,000; “2012 Actual Revenue” means the Revenue for the year ending December 31, 2012; “2012 Revenue Growth Rate” means (x) 2012 Actual Revenue divided by (y) 2011 Targeted Revenue, minus (z) 1.00; “2012 Actual Gross Profit” means the Gross Profit for the year ending December 31, 2012; and “2012 Gross Profit Growth Rate” means (x) 2012 Actual Gross Profit divided by (y) 2011 Targeted Gross Profit, minus (z) 1.00.

(ii) 2012 Revenue Component.  The “2012 Revenue Component” shall be equal to, for any 2012 Revenue Growth Rate of at least 10%, (x) the cumulative total of all Revenue Earned Amounts (as such term is used on Schedule 2.5(f) hereto) for all respective Revenue Growth %’s (as such term is used on Schedule 2.5(f) hereto) at or less than the 2012 Revenue Growth Rate, plus (y) the pro rata portion of the next greater Revenue Earned Amount based on the level of Revenue growth achieved towards such greater Revenue Earned Amount.

Example:  By way of illustration, if 2012 Actual Revenue equals $39,292,000, then 2012 Revenue Growth Rate equals 52% (that is, $39,292,000 divided by $25,850,000, minus 1.00), and 2012 Revenue Component equals $5,400,000, which is calculated as follows:  (x)

$4,000,000 (that is, the sum of all Revenue Earned Amounts for all respective Revenue Growth %’s from 10% to 45% inclusive), plus (y) $1,400,000 (that is, 70% of the next greater Revenue Earned Amount of $2,000,000, based achieving 70% of the Revenue Growth % between 45% and 55%).

(iii) 2012 Gross Profit Component.  The “2012 Gross Profit Component” shall be equal to, for any 2012 Gross Profit Growth Rate of at least 10%, (x) the cumulative total of all Gross Profit Earned Amounts (as such term is used on Schedule 2.5(f) hereto) for all respective Gross Profit Growth %’s (as such term is used on Schedule 2.5(f) hereto) at or less than the 2012 Gross Profit Growth Rate, plus (y) the pro rata portion of the next greater Gross Profit Earned Amount based on the level of Gross Profit growth achieved towards such greater Gross Profit Earned Amount.

(iv) Additional Provisions.  The total amount of the 2012 Contingency Payment shall not exceed $20,000,000, and aggregate amount of the sum of the 2011 Contingency Payment and the 2012 Contingency Payment shall not exceed $20,000,000.

(g) Integration Payments.  Notwithstanding any of the other provisions in this Agreement to the contrary, in addition to the Contingency Payments and regardless of whether any Contingency Payments are ever paid or payable pursuant to this Agreement, Purchaser shall pay to Seller the Integration Payments (as defined below) based on the integration of the Company’s and Purchaser’s sales and marketing activities, pursuant to the following terms and conditions:

(i) Definitions.  As used herein:

“Integrated Activities” means the Company cooperating in good faith with Purchaser in engaging in joint marketing and sales initiatives, including, without limitation: (i) making introductions of Purchaser to the Company’s customers and prospects; (ii) making recommendations to the Company’s customers and prospects as to Purchaser’s products and services or otherwise referring such customers or prospects to Purchaser; (iii) making joint sales calls with Purchaser on customers and prospects of the Company or of Purchaser; and (iv) otherwise providing material assistance or support to Purchaser in its sales and marketing activities, including participating in trainings, seminars, receptions and other special events; in each case to the extent reasonable, practical, feasible and in a manner that does not unreasonably interfere with the conduct of the Company’s business, and, where applicable, upon Purchaser’s written request.  In the event that any customer or prospective customer requests an in-person sales call or sales meeting related to any product or service of the Company or any of its Subsidiaries, Purchaser shall provide Likoff or Davis with notice of such request and shall permit the Company to attend such sales call or sales meeting.

“Qualified Revenue” means revenue derived from the goods and services of Purchaser or the Company from such customers or prospects of Purchaser or the Company who were contacted in connection with, or who were otherwise the object or recipient of, the Integrated Activities, calculated as follows:

(A) If the Company engages in Integrated Activities which results in a signed contract pursuant to which the customer agrees to purchase the Company’s products or services, Seller shall have the option to designate the amount payable pursuant to such contract (the “Contract Amount”) for the then current year and any renewal period as either (x) Qualified Revenue to be used in the calculation of the Integration Payment for such year, if any, in accordance with this Section 2.5(g) or (y) as Revenue to be used in the calculation of the Contingency Payment for such year.  Seller shall make this designation at any time during the calendar year during which such contract is signed.  If the Contract Amount is designated as Qualified Revenue, then the Company’s Qualified Revenue for such year shall be credited with the full Contract Amount.  If the Contract Amount is designated as Revenue, then any calculation of Revenue related to the Contract Amount shall be performed in accordance with Section 1.4.  For the avoidance of doubt, the Company shall not get any credit pursuant to this clause (A) for the purchase of Purchaser’s products or services.

(B) If (x) the Company engages in Integrated Activities which results in a signed contract pursuant to which the customer agrees to purchase Purchaser’s products or services, or (y) Purchaser’s Chief Executive Officer determines (which determination shall be made in good faith) that a customer or prospective customer entered into a signed contract to purchase Purchaser’s products or services as a result of the material contribution of the Company, but, in the case of (x) or (y) above, such Integrated Activities do not result in a signed contract pursuant to which the customer agrees to purchase the Company's products or services, then, with respect to any such signed contract pursuant to which the customer agrees to purchase Purchaser’s products or services, the Company’s Qualified Revenue will be credited the lesser of (1) ten percent (10%) of the amount payable pursuant to such contract committed in the first year of the contract and (2) $1,000,000.  If the contract is a multiyear contract that continues into a subsequent year or years, or if the contract is renewed for a subsequent year or years, then the Company’s Qualified Revenue will be credited the lesser of (1) ten (10%) of the amount payable pursuant to such contract committed in such subsequent year or years of the contract and (2) $1,000,000 for each such subsequent year.

(C) If the Company engages in Integrated Activities which results in a signed contract pursuant to which the customer agrees to purchase both Company’s products or services and Purchaser’s products or services,

Seller shall have the option to designate the amount payable pursuant to such contract with respect to the Company’s products and services  for the then current year and any renewal period as either (x) Qualified Revenue to be used in the calculation of the Integration Payment for such year, if any, in accordance with this Section 2.5(g) or (y) as Revenue to be used in the calculation of the Contingency Payment for such year, in each case on the same basis and in addition to the Qualified Revenue or Revenue calculated in accordance with clause (A) above.

(D) If the Company engages in Integrated Activities which results in a signed contract pursuant to which the customer agrees to purchase both Company’s products or services and Purchaser’s products or services, and the Seller shall have exercised its option to designate the amounts payable with respect to the purchase of the Company’s products and services as Qualifying Revenue in accordance with clause (C) above, and Purchaser has achieved new business revenue of at least $55,000,000 for its fiscal year in which such contract is signed, then, with respect to any such signed contract, Qualifying Revenue will be credited with both (x) one hundred fifty percent (150%) of the amount of such Qualifying Revenue (rather than one hundred percent (100%) of the amount thereof as described in clause (C) above), for the purchase of the Company’s products and services committed in the first year of such contract and (y) the lesser of (1) ten percent (10%) of the amounts payable under such contract for the purchase of Purchaser’s products and services committed in the first year of the contract and (2) $1,000,000.  If the contract is a multiyear contract that continues into a subsequent year or years, or if the contract is renewed for a subsequent year or years, and the Seller shall have exercised its option to designate the amount payable with respect to the purchase of the Company’s products and services as Qualifying Revenue as provided in clause (C) above, and Purchaser has achieved new business revenue of at least $55,000,000 in any such subsequent year, then Qualifying Revenue will be credited with both (a) one hundred fifty percent (150%) of the amount of such Qualifying Revenue (rather than one hundred percent (100%) of the amount thereof as described in clause (C) above) committed in such subsequent year of the contract for the purchase of the Company’s products and services and (b) the lesser of (1) ten percent (10%) of the amount payable under such contract committed in such subsequent year of the contract for the purchase of Purchaser’s products and services and (2) $1,000,000 for each such subsequent year.

(ii) 2011 Integration Payment.  Seller shall be entitled to receive an amount equal to up to $2,500,000 (the “2011 Integration Payment”) if (x) the Company participates and engages in good faith in the Integrated Activities during 2011 and (y) the Company achieves Qualified Revenue for the year ending December 31, 2011.  Seller shall be eligible to receive the full $2,500,000 if the Qualified Revenue for such year is equal to or exceeds $5,000,000 (the “Integration Threshold”), provided, however, that in the event that the Company

(iii) fails to achieve the Integration Threshold, Seller shall be entitled to receive a 2011 Integration Payment equal to 50% of the Qualified Revenue achieved during the year ending December 31, 2011.  Purchaser shall pay to Seller, on or before April 15, 2012, the 2011 Integration Payment by wire transfer of immediately available funds to an account designated in writing by Seller.

(iv) 2012 Integration Payment.  Seller shall be entitled to receive an amount equal to up to $2,500,000 (the “2012 Integration Payment” and together with the 2011 Integration Payment, the “Integration Payments”), if (x) the Company participates and engages in good faith in the Integrated Activities during 2012 and (y) the Company achieves Qualified Revenue for the year ending December 31, 2012.  Seller shall be eligible to receive the full $2,500,000 if the Qualified Revenue for such year is equal to or exceeds the Integration Threshold, provided, however, that in the event that the Company fails to achieve the Integration Threshold, Seller shall be entitled to receive a 2012 Integration Payment equal to 50% of the Qualified Revenue achieved during the year ending December 31, 2012.  Purchaser shall pay to Seller, on or before April 15, 2013, the 2012 Integration Payment by wire transfer of immediately available funds to an account designated in writing by Seller.

(v) Additional Provisions.  In the event there is a disagreement with respect to the calculations or determinations made pursuant to this Section 2.5(g), such disagreement shall be resolved pursuant to the dispute resolution procedures set forth in Section 2.4.  In the event the disagreement is arbitrated, the report of the Accounting Arbitrator shall be final and binding upon Purchaser and Seller.

(h) Acceleration.

(i) If an Acceleration Event occurs prior to January 1, 2013, Purchaser shall pay to Seller an amount equal to the sum of (i) the maximum possible amount of the 2010 Contingency Payment if the Acceleration Event occurred prior to January 1, 2011, plus (ii) the maximum possible amounts of the 2011 Contingency Payment and the Integration Payment for 2011 if the Acceleration Event occurred prior to January 1, 2012, plus (iii) the maximum possible amounts of the 2012 Contingency Payment and the Integration Payment for 2012 if the Acceleration Event occurred prior to January 1, 2013; provided, that in no event shall the amount paid pursuant to this subpart (h) exceed $30,000,000.  If an Acceleration Event occurs prior to January 1, 2011, Purchaser shall pay to Seller $5,000,000 on December 31, 2010, $12,500,000 on March 31, 2012, and $12,500,000 on March 31, 2013.  If the Acceleration Event occurs on or after January 1, 2011 but prior to January 1, 2012, Purchaser shall pay to Seller $12,500,000 on March 31, 2012 and $12,500,000 on March 31, 2013.  If the Acceleration Event occurs on or after January 1, 2012 but prior to January 1, 2013, Purchaser shall pay to Seller on March 31, 2013 an amount equal to the difference between $22,500,000 and the amount of the 2011 Contingency Payment.

(ii) Each of the following shall constitute an “Acceleration Event”:

(1) failure by Purchaser or the Company to pay any undisputed amount when due under this Agreement or the Key Employee Agreement with Likoff or Davis, and such failure is not cured within thirty (30) days after Purchaser’s receipt of written notice from Likoff or Davis, as the case may be, of such failure;

(2) default in the payment when due of any obligation of Purchaser for borrowed money in excess of $10,000,000, either at maturity or if the effect of such default is to accelerate the maturity of such obligation, and such default is not cured within the applicable cure period; or a final non-appealable judgment is rendered against Purchaser that exceeds $10,000,000 and such judgment is not satisfied within sixty (60) days or in accordance with the terms of the judgment, whichever is longer;

(3) Purchaser applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Purchaser or a substantial part of Purchaser’s property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Purchaser, or for a substantial part of Purchaser’s property and is not discharged or dismissed within ninety (90) days;

(4) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Purchaser, which proceeding is not dismissed within ninety (90) days;

(5) termination by the Company of the employment of either Likoff or Davis without Cause (as such term is used in their respective Key Employee Agreements) or resignation by Likoff or Davis for Good Reason (as such term is used in their respective Key Employee Agreements with the Company);

(6) except in the case of a Change of Control of the Company (which is covered by Section 2.5(j)(2)), the Company is no longer a wholly-owned Subsidiary of Purchaser and as a business unit that is separate from any other business unit of Purchaser; each of the Company’s Subsidiaries is no longer a wholly-owned Subsidiary of the Company; except¸ in any of the cases described above in this clause (6), if and to the extent approved in advance in writing by Seller; or

(7) a material violation by Purchaser of the covenant set forth in Section 7.10(b).

(i) Adjustment of Targets.

(i) If a Target Adjustment Event occurs prior to January 1, 2013, and such Target Adjustment Event could reasonably be expected to result in a reduction (other than a de minimis reduction) in any of the Earnout Amounts, then there shall be a corresponding reduction in the Revenue and Gross Profit target levels set forth in this Section 2.5, such reduced target levels to be determined in

(ii) accordance with the dispute resolution procedures set forth in Section 2.4.  In the event the matter is arbitrated, the report of the Accounting Arbitrator shall be final and binding upon Purchaser and Seller.

(iii) Each of the following shall constitute a “Target Adjustment Event”:

(1) cessation of the employment of either Likoff or Davis on account of his death or Total Disability (as such term is defined in his respective Key Employee Agreement);

(2) failure to comply in all material respects with all Laws and Orders applicable to the operation of the Company and its Subsidiaries or to maintain all material Permits necessary for the operation of the Company and its Subsidiaries; provided, that such failure was not caused by either Likoff’s or Davis’ negligence, recklessness, mismanagement or willful misconduct;

(3) failure to assure that the Company and its Subsidiaries have adequate capital to operate their business in accordance with the strategic plans and operating budgets for the Company approved by the Chief Executive Officer of Purchaser; provided, that such failure occurs at a time when the Company has achieved sixty percent (60%) or more of the forecasted Revenue of the Company as set forth in the forecasts provided pursuant to Section 7.13 for the immediately preceding four (4) fiscal quarters;

(4) the imposition on Likoff and Davis of material additional administrative, corporate or other responsibilities or commitments which are reasonably likely to interfere with the ability to earn Contingency Payments and that are inconsistent with the responsibilities or commitments imposed on a regular basis upon the senior executives of Purchaser; or

(5) a material violation by Purchaser of the covenant set forth in Section 7.10(a).

(j) Special Provisions:

(1) If Purchaser proposes to change, add or eliminate any material service or product line of the Company or any of its Subsidiaries, it shall provide Seller with prior written notice thereof.  If, within ten (10) days after receipt of such notice, Seller notifies Purchaser in writing that it has determined that such change, addition or elimination is reasonably likely to result in a reduction (other than a de minimus reduction) in the Earnout Amounts, and Purchaser then implements such change, addition or elimination, then such action of Purchaser shall constitute (a) an Acceleration Event if it involves a change to or elimination of the DIAGRAM™ software or the HCP database, or (b) a Target Adjustment Event if it involves a change, addition or elimination of any other material service or product line of the Company or any of its Subsidiaries.  If Seller does not provide such notice within such period, Seller will be deemed to have waived its rights under this provision with respect to such change, addition or elimination.

(2) Purchaser shall provide Seller with at least twenty (20) days’ written notice prior to the consummation by the Purchaser of a Change of Control of the Company.  Such notice shall include a description of the transaction, the identity of the buyer (the “Buyer”) and an itemization of the aggregate net purchase price payable by the Buyer to Purchaser and/or its stockholders or Affiliates in connection therewith (the “Change of Control Purchase Price”).  If Seller has not consented in writing to such Change of Control prior to the consummation thereof, then, upon the occurrence of the Change of Control: (A) an Acceleration Event shall be deemed to have occurred, and Purchaser shall pay Seller an amount equal to the lesser of (x) the maximum amounts set forth in Section 2.5(h)(i), and (y) the excess of the Change of Control Purchase Price over the sum of (i) any amounts invested by Purchaser in the Company in excess of the applicable budgeted investment amount plus (ii) $25,000,000, and (B) a Target Adjustment Event shall be deemed to have occurred with respect to any remaining amounts set forth in Section 2.5(h)(i) which are not paid pursuant to part (A) above.

(3) If the Company engages in Integrated Activities which results in a signed contract pursuant to which the customer agrees to purchase the products or services of both the Company and Purchaser and there is no specified allocation of the amounts payable pursuant to such contract between the Company’s products or services and Purchaser’s products and services, then the Company and Purchaser shall make a good faith effort to agree on the allocation and if there is a disagreement, such disagreement shall be resolved pursuant to the dispute resolution procedures set forth in Section 2.4.  In the event the disagreement is arbitrated, the report of the Accounting Arbitrator shall be final and binding upon Purchaser and Seller.

(4) In the event that Seller believes that Purchaser has taken any action that would give rise to a Target Adjustment Event pursuant to Section 2.5(ii)(2), (3), (4) or (5) above, prior to any reduction in the Revenue and Gross Profit target levels set forth in this Section 2.5, Seller shall provide written notice to Purchaser describing such action(s), and Seller and Purchaser shall have sixty (60) days following delivery of such notice to discuss and make mutually reasonable efforts to amicably resolve the issues set forth in such notice so as to provide Purchaser with an opportunity to avoid or mitigate such action(s) resulting in a Target Adjustment Event.

(k) Pre-Closing S&U Taxes Set-off.  Notwithstanding anything to the contrary in this Agreement, in the event that a state taxing authority asserts liability for Pre-Closing S&U Taxes, Purchaser may set-off and withhold against any payment to be made to Seller pursuant to this Section 2.5, the Determined Amount; provided, however, that (1) no such set-off or withholding shall be made until the sum of all Determined Amounts exceeds $100,000, in which event the sum of all Determined Amounts shall be set-off and withheld unless the amount available in the Escrow Account to satisfy such amounts exceeds such sum, in which case no such set-off or withholding shall be made until the amount available in the Escrow Account to satisfy such amounts is less than such sum, in which case such set-off and withholding shall be made in its entirety, and (2) any such set-off or withheld amounts shall be placed in an escrow account, to be governed by an agreement negotiated in good faith by Purchaser and Seller, which shall survive until all claims for liability for Pre-Closing S&U Taxes referenced in this Section 2.5(k) are finally settled.

(l) Deferred Working Capital Adjustment.  In consideration of the limitation with respect to the deduction relating to the Company’s office lease set forth in the definition of Working Capital, the parties agree that $50,000 shall be deducted from each of the 2011 Contingency Payment and the 2012 Contingency Payment, provided that (i) if the 2011 Contingency Payment does not become due hereunder, then Seller shall pay $50,000 to PDI on March 31, 2012, and (ii) if the 2012 Contingency Payment does not become due hereunder, then Seller shall pay $50,000 to PDI on March 31, 2013.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each of Seller, Likoff and Davis hereby jointly and severally represents and warrants to Purchaser as follows (the “Company Representations”):

3.1 Organization, Qualification and Corporate Power; Authorization of Transaction.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Subsidiaries are limited liability companies duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not result in a Material Adverse Effect.  The Company and its Subsidiaries have the full limited liability company power and authority necessary to carry on their businesses and to own and use the properties owned and used by them.  Schedule 3.1 sets forth a correct and complete list of the managers and officers of each of the Company and its Subsidiaries.  Seller has made available to Purchaser true, complete and accurate copies of the Organizational Documents of the Company and its Subsidiaries in effect as of the date hereof.  The minute books, unit certificate books and unit transfer ledgers of the Company and its Subsidiaries, as applicable, previously made available to Purchaser accurately reflect in all material respects all corporate and limited liability company actions taken by the stockholders, members, boards of directors (and any committees thereof), managers or comparable bodies of the Company and its Subsidiaries.

(b) The Company has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.2 Capitalization.

3.3 Schedule 3.2 sets forth a correct and complete list of the Company’s issued and outstanding Units and its Subsidiaries’ issued and outstanding limited liability company units.  All of the issued and outstanding Units and limited liability company units have been and are duly authorized, validly issued, fully paid and nonassessable and held of record as set forth in Schedule 3.2.  Except as set forth in Schedule 3.2, there are no outstanding or authorized equity interests of any kind or nature, including, any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any equity interests.  Except as set forth in Schedule 3.2, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Except as set forth in Schedule 3.2, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Units.  All stock options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a share on the date of grant, and no stock option has been repriced, extended or amended since the date of its grant.

3.4 Noncontravention.

Except as set forth in Schedule 3.3, neither the execution and the delivery of this Agreement, nor the performance by the Company and its Subsidiaries of their obligations hereunder, will (i) violate any provision of the Organizational Documents of the Company and its Subsidiaries, (ii) violate any Laws to which the Company and its Subsidiaries are subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiaries are bound or to which its assets are subject, (iv) result in the imposition of any Lien upon any of the assets of the Company or its Subsidiaries or (v) result in any revocation, cancellation, nonrenewal or suspension of any material Permits.  Except as set forth in Schedule 3.3, no Order of or filing with, or notification to or consent, approval, authorization, or permit from any Governmental Authority is required on the part of Seller in connection with the execution, delivery or performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

3.5 Subsidiaries.

All of the Subsidiaries of the Company are listed in Schedule 3.4, and all such Subsidiaries are wholly-owned by the Company.  Except as set forth in Schedule 3.4, the Company does not own or control, directly or indirectly, any corporation, limited liability company, partnership, trust or other business association, or any outstanding capital stock of, or other equity interests in, any Person.

3.6 Title to Assets.

The Company and its Subsidiaries have good title to, or a valid leasehold interest in, the tangible assets that they use regularly in the conduct of their businesses free and clear of all Liens, other than Permitted Liens or as disclosed in Schedule 3.5.  All of the material personal property owned by the Company or its Subsidiaries is in good operating condition and repair, normal wear and tear excepted, and none of such personal property currently requires any maintenance other than usual and customary scheduled maintenance.

3.7 Accounts Receivable.

The accounts receivable of the Company and its Subsidiaries (i) were acquired by the Company and its Subsidiaries from bona fide sales of goods and services in the Ordinary Course of Business to Persons that are not Affiliates of the Company or its Subsidiaries, and (ii) to Seller’s Knowledge, are collectible in full, subject to the allowance for doubtful accounts set forth therein, and are not subject to any setoff or counterclaim, except for customer rebates, cooperative advertising allowances and similar items accrued in the Company’s financial statements in the Ordinary Course of Business.

3.8 Financial Statements.

(a) Seller has provided to Purchaser the following financial statements of the Company and its Subsidiaries: (i) audited financial statements for the fiscal year ended December 31, 2009, including a balance sheet, statement of income, cash flow and shareholders’ equity (the “Audited Financial Statements”); and (ii) unaudited financial statements for the nine (9) month period ended September 30, 2010 (the “Most Recent Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”).  Except as set forth on Schedule 3.7, the Financial Statements (including the footnotes thereto) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial position of the Company and its Subsidiaries as of such dates and the results of operations and cash flows of the Company and its Subsidiaries for such periods.

(b) Except as set forth on Schedule 3.7, the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide, in all material respects, assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in  conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  To Seller’s Knowledge, as of the date of the Most Recent Financial Statements, there were, and since the date of the Most Recent Financial Statements there have been, (x) no weakness or significant deficiencies in the Company’s or any of its Subsidiaries’ internal control over financial reporting (whether or not remediated), and (y) no changes in the Company’s or any of its Subsidiaries’ internal control over financial reporting that have affected, or are reasonably likely to affect, the Company’s or any of its Subsidiaries’ internal control over financial reporting, that, in each case of (x) and (y), would have a Material Adverse Effect.

3.9 Events Subsequent to Most Recent Financial Statements.

3.10 Except as set forth in Schedule 3.8, since the date of the Most Recent Financial Statements:

(a) the Company and its Subsidiaries have not sold, leased, licensed, transferred, or assigned any of its assets, other than inventory or supplies sold or used in the Ordinary Course of Business;

(b) the Company and its Subsidiaries have not entered into, modified in any material respect or terminated any agreement, contract, lease or license either involving payment or receipt of more than $100,000;

(c) the Company and its Subsidiaries have not materially delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(d) there have been no changes made or authorized by the Board of Managers (or comparable Person or body) of the Company or any of its Subsidiaries in the Organizational Documents of the Company or any of its Subsidiaries, as the case may be;

(e) the Company has not issued, sold, redeemed, repurchased or otherwise disposed of any of its securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its securities;

(f) the Company has not issued, declared or paid any dividend or other distribution (whether in cash, stock or property) on its securities or any membership interests in any of its Subsidiaries;

(g) the Subsidiaries have not issued, sold, or otherwise disposed of any of their membership interests;

(h) the Company and its Subsidiaries have not made any loan to, or entered into any other material transaction or agreement with, any of its current or former stockholders, members, directors, managers, officers, employees or consultants (or any Affiliate of any thereof);

(i) the Company and its Subsidiaries have not incurred any capital expenditure, obligation or other liability in connection therewith that is more than ten percent (10%) in excess of the 2010 budget of the Company and its Subsidiaries, a true, correct, and complete copy of which has been provided to Purchaser;

(j) the Company and its Subsidiaries have not made any change in employment terms, compensation or benefits for any of its current or former directors, managers, officers, employees or consultants;

(k) neither the Company nor any of its Subsidiaries has adopted or established any new Employee Benefit Plan or amended in any respect any existing Employee Benefit Plan, or entered into any collective bargaining agreement or similar labor

(l) agreement;

(m) the Company and its Subsidiaries have not committed to do any of the foregoing;

(n) none of Seller, the Company or any of its Subsidiaries has (x) made, changed or revoked an election with respect to Taxes, (y) changed its method of accounting or Tax accounting, or (z) entered into any agreement or arrangement with respect to Taxes;

(o) the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business; and

(p) there has been no Material Adverse Change.

3.11 Undisclosed Liabilities.

Except as set forth in Schedule 3.9, (a) the Company and its Subsidiaries do not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes) which is required under GAAP to be set forth on the face of the balance sheet included in the Most Recent Financial Statements but is not so set forth, and (b) since the date of the Most Recent Financial Statements, the Company has not incurred any material liability other than in the Ordinary Course of Business.

3.12 Legal Compliance.

With respect to the five (5) year period immediately preceding the Closing Date: (a) to Seller’s Knowledge, the Company and its Subsidiaries have complied in all material respects with all applicable Laws; (b) to Seller’s Knowledge, no facts or circumstances exist or are reasonably likely to have occurred upon which a claim of material non-compliance with any such Laws would reasonably be made; and (c) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been received in writing by the Company or its Subsidiaries, or filed or commenced against the Company or its Subsidiaries, alleging any failure to so comply.

3.13 Permits.

The Company and its Subsidiaries have rights to all licenses, franchises, permits, consents, authorizations, registrations, certifications, clearances and other approvals issued by any Governmental Authority (individually, a “Permit” and, collectively, Permits”) required for the conduct of the business of the Company and its Subsidiaries as now being conducted and as currently contemplated to be conducted, except where the absence of such Permits is not reasonably likely to have a Material Adverse Effect, and all such Permits are in full force and effect.

3.14 Tax Matters.

3.15 Except as provided in Schedule 3.12:

(a) Seller, the Company and the Company’s Subsidiaries have duly and timely filed all material Tax Returns required to have been filed and all such Tax Returns were true, correct, and complete in all material respects.

(b) All Taxes owed (whether or not shown on any Tax Return) by Seller, the Company and the Company’s Subsidiaries have been timely paid.  Seller, the Company and the Company’s Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid and have complied in all material respects with all information reporting and backup withholding requirements.

(c) None of the Seller, the Company or any of the Company’s Subsidiaries is subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.  There is no power of attorney granted by Seller, the Company or any of the Company’s Subsidiaries with respect to any Taxes currently in force.

(d) No federal, state, local or foreign Tax audits, actions, disputes, claims or proceedings are presently pending with respect to Seller, the Company or the Company’s Subsidiaries with respect to Taxes or, to Seller’s Knowledge, are threatened or proposed.

(e) Seller is not (and has never been) a “United States real property holding corporation” within the meaning of Code Section 897(c).

(f) No claim has been made in writing by an authority that Seller, the Company or any of the Company’s Subsidiaries may be subject to taxation by a jurisdiction where any of them does not file Tax Returns.  There are no Liens on any of the assets of Seller, the Company or the Company’s Subsidiaries with respect to Taxes other than Permitted Liens.

(g) None of Seller, the Company or any of the Company’s Subsidiaries has engaged in any transaction that is, or is substantially similar to, any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h) None of Seller, the Company or any of the Company’s Subsidiaries is subject to a private ruling or agreement with a tax authority (other than a determination letter with respect to a qualified employee benefit plan), or party to a tax sharing or allocation agreement.  None of Seller, the Company or any of the Company’s Subsidiaries has liability for Taxes of another Person (i) as transferee or successor, (ii) by contract, or (iii) by operation of Law.  None of Seller, the Company or any of the Company’s Subsidiaries is a party to any joint venture, partnership or arrangement treated as a partnership for federal income Tax purposes.

(i) At all times during its existence until becoming a Subsidiary of Seller, the Company had a valid S election in effect and was properly treated as an S corporation for federal, New Jersey and New York State income Tax purposes.  At all times during its existence, Seller has had a valid S election in effect and been properly treated as an S

(j) corporation for federal, New Jersey and New York State income Tax purposes.  At the time of the Closing, the Company will be properly treated as a disregarded entity within the meaning of Treas. Reg. Section 301.7701 et seq. for income Tax purposes.  At all times since their inception, the Company’s Subsidiaries have been properly treated as disregarded entities within the meaning of Treas. Reg. Section 301.7701 et. seq. for income Tax purposes.  None of Seller, the Company or any of the Company’s Subsidiaries have any built-in gain within the meaning of Section 1374 of the Code.  To Seller’s Knowledge, at all times since its inception, PowerXposure has properly been treated as a partnership for federal income Tax purposes.

3.16 Real Property.

The Company and its Subsidiaries do not own any real property.  Schedule 3.13 sets forth the address of the Leased Real Property and all Leases, subleases or occupancy agreements pursuant to which the Company or any of its Subsidiaries leases, subleases, uses or occupies the Leased Real Property (including all modifications and amendments thereto) applicable thereto (the “Real Property Leases”).  Each Real Property Lease, a true, correct, and complete copy of which has been made available to Purchaser, is a legal, valid and binding obligation, enforceable in accordance with its terms, of the Company or its Subsidiaries, as applicable, and, to Seller’s Knowledge, of the other parties thereto, in each case except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Neither the Company nor any of its Subsidiaries is in default in any material respect under, nor has it received any written notice of default in any material respect under, any of the Real Property Leases.

3.17 Intellectual Property.

(a) Schedule 3.14(a) contains a complete and accurate list (by name) of all software and technology products and service offerings of the Company and its Subsidiaries that are currently sold, licensed, distributed or offered as a service or for which Company or any of its Subsidiaries has any contractual support or maintenance obligations, and all software and technology products or service offerings of the Company and its Subsidiaries that are currently under development (as such are denoted in Schedule 3.14(a)) (collectively, the “Company Products”).  All other software and firmware products or service offerings that are currently under development by the Company or any of its Subsidiaries are set forth in Schedule 3.14(a).

(b) To Seller’s Knowledge, the use, development, marketing, licensing, sale, offer for sale or other disposition of Company Products and Company Intellectual Property does not interfere with, infringe upon, misappropriate or violate any Intellectual Property rights of Third Parties and, except as set forth in Schedule 3.14(b), the Company and its Subsidiaries have not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or its Subsidiaries must license or refrain from using any Intellectual Property rights of any Third Party), except where such allegations,

(c) if true, would not have a Material Adverse Effect.  To Seller’s Knowledge, no Third Party is interfering with, infringing upon, misappropriating or violating any Intellectual Property rights of the Company and its Subsidiaries, except where such interference, infringement, misappropriation or violation would not have a Material Adverse Effect.

(d) Schedule 3.14(c) sets forth a correct and complete description of (i) all patents, patent applications, trademarks (whether or not registered), registered domain names, registered copyrights and copyright applications included in the Intellectual Property owned (as opposed to licensed) by the Company or any of its Subsidiaries (“Company Intellectual Property”).  With respect to each item of Company Intellectual Property and all Company Products:

(i) the Company and its Subsidiaries possess all right, title and interest in and to the item, free and clear of any Lien (other than Permitted Liens);

(ii) to Seller’s Knowledge, the item is not subject to any outstanding Order; and

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Seller’s Knowledge, is threatened that challenges the legality, validity, enforceability, use or ownership of the item.

(e) Schedule 3.14(d) identifies each item of Intellectual Property that any Third Party owns and that the Company or its Subsidiaries use pursuant to license, sublicense, agreement or permission (“Third Party Intellectual Property”).  With respect to each item of Third Party Intellectual Property:

(i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect against the Company and, to Seller’s Knowledge, each other party thereto;

(ii) neither the Company nor, to Seller’s Knowledge, any Third Party to the license, sublicense, agreement or permission is in breach or default and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder, except where any such breach or default would not have a Material Adverse Effect;

(iii) neither the Company nor, to Seller’s Knowledge, any Third Party to the license, sublicense, agreement or permission has repudiated any provision thereof; and

(iv) the Company and its Subsidiaries have not received written notice that any party to the license, sublicense, agreement or permission intends to cancel, not renew or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder, except where such events would not have a Material Adverse Effect.

(v) Schedule 3.14(e) identifies all material licenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which any Person is authorized to use any Company Intellectual Property or Company Products.

(f) Neither the Company nor any of its Subsidiaries will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license or other agreement relating to the Company Intellectual Property, Company Products or any Third Party Intellectual Property.

(g) The Company and its Subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of Company Intellectual Property and Company Products of the rights to such contributions that the Company or any of its Subsidiaries does not already own by operation of law.

(h) To Seller’s Knowledge, the Company and its Subsidiaries have taken all reasonably necessary steps to protect and preserve the confidentiality of all confidential Company Intellectual Property and Company Products not otherwise protected by patents, trademarks, copyrights or applications with respect to any of the foregoing (“Confidential Information”).  To Seller’s Knowledge, no employee, officer, consultant or advisor of Company or any of its Subsidiaries is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use confidential information of others as it relates to the Company.  To Seller’s Knowledge, all use, disclosure or appropriation of Confidential Information owned by the Company or any of its Subsidiaries by or to a Third Party has been pursuant to the terms of a written agreement between the Company or such Subsidiary and such Third Party.

(i) Schedule 3.14(i) identifies all Publicly Available Software and all licenses governing any Publicly Available used in, or used to develop or derive, any Company Products or Company Intellectual Property.  Company is in compliance with the terms of all licenses governing Publicly Available Software used in, or used to develop or derive, any Company Products or Company Intellectual Property.  No Company Products or Company Intellectual Property use, were developed using, or incorporate, any Publicly Available Software (in whole or in part) in a manner that requires, as a condition of use, modification, and/or distribution of such Publicly Available Software, the Company or any of its Subsidiaries to: (i) disclose or distribute to any third party any object code or closed source code for proprietary software owned by the Company or any of its Subsidiaries; (ii) permit any third party to make derivative works based upon any object code or closed source code for proprietary software owned by the Company or any of its Subsidiaries; or (iii) permit any third party to redistribute any object code or closed source code for proprietary software owned by the Company or any of its Subsidiaries at no or minimal charge.  As used herein, “Publicly Available Software” means: (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (including for example, without limitation, Linux or Apache), or pursuant to similar licensing and distribution models; or (ii) any software that requires as a condition of use, modification, and/or

(j) distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

3.18 Contracts.

Schedule 3.15 sets forth a true and complete list of the following contracts, commitments and other agreements to which the Company or any of its Subsidiaries are a party or by which it or its assets is bound:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $75,000 per annum;

(b) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which involve consideration in excess of $75,000;

(c) any agreement for the formation or governance of a partnership or joint venture;

(d) any agreement (or group of related agreements) under which the Company or any of its Subsidiaries have created, incurred, assumed or guaranteed any Indebtedness or under which the Company or any of its Subsidiaries have imposed a Lien on any of its assets, tangible or intangible;

(e) any agreement containing non-competition, non-solicitation or exclusivity provisions granted by the Company or any of its Subsidiaries in favor of a third party;

(f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s or its Subsidiaries’ current or former directors, managers, officers, employees and consultants;

(g) any employment, consulting or severance agreement between any individual and the Company or any of its Subsidiaries, and any non-compete, confidentiality, trade secrets or similar agreement with or by employees or consultants of the Company or any of its Subsidiaries;

(h) any collective bargaining agreement or similar labor agreement;

(i) any agreement under which the Company or its Subsidiaries have made an advance or loan to any other Person;

(j) any agreement under which the Company or any of its Subsidiaries is, or may become, obligated to indemnify or contribute to the liabilities of another Person;

(k) any other agreement (or group of related agreements) the performance of which involves consideration to be paid or received by the Company or any of its Subsidiaries in excess of $75,000;

(l) any agreement with Seller or any Affiliate thereof;

(m) any agreement with any Governmental Authority;

(n) any agreement concerning the sale or acquisition of a business or a portion thereof or assets relating thereto; and

(o) each other Contract not otherwise covered by clauses (a) through (n), the loss of which or breach of which would result in a Material Adverse Effect.

With respect to each agreement set forth in Schedule 3.15: (i) the agreement is legal, valid, binding, enforceable and in full force and effect against the Company or any of its Subsidiaries and, to Seller’s Knowledge, each other party thereto; (ii) neither the Company or any of its Subsidiaries nor, to Seller’s Knowledge, any other party, is in material breach or default and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration, under the agreement; (iii) to Seller’s Knowledge, no party has repudiated any provision of the agreement; (iv) neither the Company nor any of its Subsidiaries has received written notice that any party to the agreement intends to cancel, not renew or terminate the agreement or to exercise or not exercise any option under the agreement; and (v) to Seller’s Knowledge, the agreement will not be terminated or cancelled, or the Company’s or its Subsidiaries’ rights thereunder diminished or impaired, or the Company’s or any of its Subsidiaries’ obligations thereunder increased, as a result of the sale of the Units contemplated by this Agreement.

3.19 Powers of Attorney.

Except as set forth in Schedule 3.16, there are no outstanding powers of attorney granted by the Company or its Subsidiaries.

3.20 Insurance.

A complete list of all insurance policies (the “Insurance Policies”) held by the Company and its Subsidiaries covering any of its properties or assets is contained in Schedule 3.17.  Correct and complete copies of all Insurance Policies have been delivered to and/or made available to Purchaser for copying and inspection.  No insurance company has denied any claim made under any Insurance Policy held by the Company or any of its Subsidiaries during the last three (3) years.  There are no reservations of rights under any Insurance Policy held by the Company or any of its Subsidiaries under which any currently unresolved claims have been made.  All such insurance coverage is in full force and effect and no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received by the Company or any Subsidiary with respect thereto.  All premiums and other amounts due on such policies have been paid, and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies.  The insurance held by the Company and its Subsidiaries meets the requirements of applicable Law and the contracts of the

Company and its Subsidiaries, and no material insurance is subject to cancellation as a result of the consummation of the transactions contemplated by this Agreement.

3.21 Litigation.

Schedule 3.18 sets forth each instance in which the Company or its Subsidiaries, the assets of the Company or its Subsidiaries, or any manager, officer, employee or agent of the Company or its Subsidiaries in their capacities as such (i) are subject to any outstanding Order, or (ii) are a party or, to Seller’s Knowledge, is threatened to be made a party to any claim, action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.  To Seller’s Knowledge, no circumstances exist that would reasonably be expected to give rise to any litigation against Company, its Subsidiaries or their managers, officers employees or agents, which litigation would have a Material Adverse Effect.

3.22 Illegal Payments.

To Seller’s Knowledge, neither the Company, nor its Subsidiaries or any officer, manager, employee or agent of the Company or its Subsidiaries (or member, representatives or other Persons acting on the express, implied or apparent authority of such entities), has offered, paid, solicited or received any remuneration (including any kickback, bribe or rebate) as such terms are defined in the Anti-kickback Statute, directly or indirectly, overtly or covertly, in cash or in kind, for the referral of an individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal health care program, including Medicare or Medicaid, or for the purchasing, leasing, ordering, or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part under a federal health care program, including Medicare or Medicaid, in any such case which would be a violation of Law.

3.23 No Agency Action or Enforcement.

(a) None of the Company, its Subsidiaries or any officer, manager, employee or agent of the Company or its Subsidiaries (or members, representatives or other Persons acting on the express, implied or apparent authority of such entities), is currently, or has been within the last six (6) years, with respect to any state or federal Governmental Authority or program (including Medicare, Medicaid, or any other state or Federal health care program):  (i) to Seller’s Knowledge, the subject of any audit, inquiry, or investigation; (ii) disbarred or prohibited from participating in any such state or federal program; (iii) party to any corporate integrity agreement, consent decree, judgment, order, or settlement with a Governmental Authority that, in the case of (i), (ii) and (iii), (A) requires, or would reasonably be expected to require, the payment of any material amount of money by the Company or its Subsidiaries to any Governmental Authority, program, or fiscal intermediary, or (B) requires or prohibits any activity by the Company or its Subsidiaries.

(b) All licenses, Permits, certificates, registrations, authorizations, approvals and accreditations (“Registrations”) applicable to the Company or its Subsidiaries or their

(c) respective officers, managers, employees and agents, to the extent necessary for the conduct of the business of the Company or its Subsidiaries as currently conducted or as contemplated to be conducted:  (i) have been obtained and are in effect; (ii) are valid and in good standing in each jurisdiction in which such Registrations are required; and (iii) have not been subject to revocation or forfeiture by any state, Federal or private entity.

3.24 [Intentionally omitted.]

3.25 Data Breaches.

To Seller’s Knowledge, neither the Company nor its Subsidiaries have had any data breaches or security incidents, either actual or suspected, relating to personally identifiable information (as defined in the Health Insurance Portability and Accountability Act of 1996).

3.26 [Intentionally omitted.]

3.27 Employees.

Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor, to Seller’s Knowledge, has the Company nor any of its Subsidiaries experienced any union organization efforts, strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past three (3) years.  Neither the Company nor any of its Subsidiaries has committed any material unfair labor practice.  To Seller’s Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries.  The Company and its Subsidiaries are in compliance, and have complied, in all material respects with all applicable Laws relating to the employment of their respective employees, including those relating to wages, hours, collective bargaining, unemployment insurance, workers’ compensation, family and medical leave, disability, equal employment discrimination and the withholding of taxes, and record-keeping related to the foregoing.  The Company and its Subsidiaries have properly paid their respective employees and withheld all amounts required by Law or agreement to be withheld by it from wages, salaries and other payments to its employees and is not liable for any arrears of wages, overtime, or any taxes, penalties or other compensation with respect to its employees or independent contractors.  The Company and its Subsidiaries have properly treated all independent contractors who have rendered services to the Company or any of its Subsidiaries as non-employees for all federal, state local and foreign tax purposes, as well as all ERISA and employee benefits purposes.  To Seller’s Knowledge, there has been no determination by any Governmental Authority that any independent contractor is an employee of the Company or any of its Subsidiaries, and no individuals retained by the Company or any of its Subsidiaries as independent contractors would be reclassified by the any Governmental Authority as an employee for any purpose.

3.28 Employee Benefits.

(a) Schedule 3.25(a) lists each Employee Benefit Plan that the Company and its Subsidiaries maintain, or to which the Company or its Subsidiaries contribute or have any obligation to contribute, or under which the Company or its Subsidiaries have any

(b) direct or indirect liability, contingent or otherwise (each such Employee Benefit Plan, a “Company Benefit Plan”).

(i) Each Company Benefit Plan (and each related trust, insurance contract or fund) has been established, maintained, funded and administered in all material respects in accordance with the terms of such Company Benefit Plan and complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws.  No individual who has performed services for the Company or any of its Subsidiaries has been excluded from participation in any Company Benefit Plan in violation of applicable Laws.

(ii) With respect to each Company Benefit Plan, the Company has provided to Purchaser, to the extent applicable: (A) the most recent documents constituting the Company Benefit Plan and all amendments thereto; (B) any related trust agreement or other funding instrument; (C) the most recent IRS determination letter; (D) the most recent summary plan description; (E) for the most recent year (x) Forms 5500 and attached schedules, (y) audited financial statements and (z) actuarial valuation reports; and (F) for the last three (3) years, all correspondence with any Governmental Authority regarding the operation or administration of any Company Benefit Plan.  All required reports, returns, notices and descriptions (including annual reports (IRS Form 5500), summary annual reports and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Company Benefit Plan, except as set forth on Schedule 3.25(a).  The requirements of COBRA have been met with respect to each Company Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been timely made to each Plan Company Benefit Plan, and all contributions or premium payments for any period ending on or prior to the Closing which are not yet due will, on or prior to the Closing, have been paid or accrued on the Company’s financial statements in accordance with GAAP.

(iv) Each Company Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code Section 401(a) either has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that such Company Benefit Plan meets the requirements of Code Section 401(a) and that its related trust is exempt from taxation under Section 501(a) of the Code, and, to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(c) With respect to each Company Benefit Plan (and any Employee Pension Benefit Plan that the Company, its Subsidiaries or any ERISA Affiliate) (x) maintains or has maintained during the prior six (6) years, (y) to which any of them contributes or has

(d) been required to contribute during the prior six (6) years or (z) has or had any liability with respect to during the prior six (6) years:

(i) No such Company Benefit Plan or Employee Pension Benefit Plan is a defined benefit plan (as defined in ERISA Section 3(35)) or is a plan subject to Section 412 of the Code or Section 302 of ERISA.

(ii) There have been no Prohibited Transactions with respect to any such Company Benefit Plan or Employee Pension Benefit Plan.  To Seller’s Knowledge, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Benefit Plan.  No action, suit, proceeding, hearing or investigation with respect to such Company Benefit Plan or Employee Pension Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened.

(e) No Company Benefit Plan is a Multiemployer Plan.  Neither the Company, its Subsidiaries nor any ERISA Affiliate have (i) at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or (ii) incurred any withdrawal liability to a Multiemployer Plan that has not been satisfied in full.

(f) Neither the Company, its Subsidiaries nor any ERISA Affiliate has any liability or potential liability with respect to any medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company or any of its Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA or applicable state continuation coverage law and at the expense of the employee or former employee.

(g) Except as set forth on Schedule 3.25(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would (either alone or in combination with another event) result in (i) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, by the Company or any of its Subsidiaries to any current or former employee of the Company or its Subsidiaries; (ii) the acceleration of the time of payment or vesting or result in any funding of compensation or benefits; or (iii) the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) Each Employee Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) for any service provider to either the Company, any of its Subsidiaries or any ERISA Affiliate (i) complies with the requirements of Section 409A of the Code and the regulations promulgated thereunder or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of

(i) Treas. Reg. Section 1.409A-6(a)(4)) since October 3, 2004.

3.29 Environmental Matters.

Except as set forth in Schedule 3.26, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except where any such noncompliance would not have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice regarding any violation of Environmental Laws or any liabilities relating to the Company and its Subsidiaries arising under Environmental Laws.  There has been no disposal, release or threatened release of substances by or on behalf of the Company or any of its Subsidiaries on, under, in, from or around the Leased Real Property, or otherwise related to the operation of the business of the Company and its Subsidiaries, that has subjected or would subject the Company or any of its Subsidiaries to material liability under any Environmental Law.

3.30 Certain Business Relationships with the Company.

Except as set forth in Schedule 3.27, neither Seller nor any of its Affiliates, nor any Stockholder, member of the immediate family of any Stockholder, or manager or officer of the Company or its Subsidiaries have been a party to any contract with the Company or its Subsidiaries within the past twelve (12) months, and neither Seller nor any of its Affiliates own any material asset, tangible or intangible, which is used in the business of the Company or its Subsidiaries.  Except as set forth on Schedule 3.27, there is no indebtedness owing by any Stockholder, member of the immediate family of any Stockholder, or manager or officer of the Company or its Subsidiaries.

3.31 Customers.

Schedule 3.28 sets forth the ten (10) largest customers of the Company and its Subsidiaries, based on net revenues for the one-year period ended June 30, 2010 (the “Material Customers”).  To Seller’s Knowledge, since December 31, 2009, except as set forth in Schedule 3.28:  (i) there has not been any materially adverse change in the business relationship, and there has been no material dispute, between the Company and its Subsidiaries and any Material Customer; (ii) no Material Customer has terminated, materially altered, or notified the Company or its Subsidiaries of any intention to terminate or materially alter its relationship with the Company or its Subsidiaries, and to Seller’s Knowledge, no fact or circumstance exists that would reasonably be expected to give rise to any termination or material alteration of a relationship with a Material Customer; and (iii) to Seller’s Knowledge, no Material Customer is the subject of any bankruptcy proceeding.

3.32 Product Warranties and Liabilities.

Schedule 3.29 sets forth a description of all material claims made by any Person during the last three (3) years for (a) any injury to persons or damage to property or (b) any breach of warranty (whether express or by operation of law), in each case arising out of or otherwise in connection with the business of the Company or any Subsidiary.

3.33 Bank Accounts.

3.34 Schedule 3.30 contains a true, complete and accurate list of the names and locations of all banks and other financial institutions and depositories at which Company and its Subsidiaries maintain accounts of any type or safe deposit boxes, the name of the bank or other financial institution or depository, the account number of each such account, the number of each such safe deposit box and the current authorized signatory or signatories on each such account or safe deposit box.

3.35 Brokers’ Fees.

Other than fees payable to PetskyPrunier (for which Seller shall be responsible), the Company and its Subsidiaries do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the sale of Units contemplated by this Agreement.

3.36 Disclosure.

No representation or warranty by the Company or its Subsidiaries in this Agreement, and no exhibit, document, statement, certificate or schedule furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Purchaser with proper information as to the business and the assets of the Company and its Subsidiaries.

ARTICLE IV

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLER,

LIKOFF AND DAVIS

Each of Seller, Likoff and Davis hereby severally, and not jointly, represents and warrants to Purchaser, solely as to itself or himself, as follows (the “Individual Representations”).

4.1 Organization of Seller.

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Schedule 4.1 sets forth a correct and complete list of the directors and officers of Seller.

4.2 Authorization of Transaction.

Such Party has the power and authority, or legal capacity, to execute and deliver this Agreement and to perform its or his obligations hereunder.  This Agreement has been duly executed and delivered by such Party and constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms and conditions except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Noncontravention.

Except as set forth in Schedule 4.3, neither the execution and the delivery of this Agreement by such Party, nor the performance by such Party of its or his obligations hereunder, will (a) violate any Law or Order to which such Party is subject, (b) if such Party is an entity, any provision of its governing documents, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Party is a party or by which such Party is bound or to which any of such Party’s assets is subject.  No Order of or filing with, or notification to or consent, approval, authorization, or permit from any Governmental Authority is required on the part of such Party in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

4.3 Units.

Seller holds of record and owns beneficially the Units and has good, marketable and valid title to the Units, free and clear of any Liens, other than Permitted Liens.  Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any Units, other than this Agreement.  Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Units.  Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Purchaser will acquire good, marketable and valid title to the Units, free and clear of all Liens, other than Permitted Liens.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1 Organization of Purchaser.

  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization of Transaction.

Purchaser has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms and conditions except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as such enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Purchaser.

5.3 Noncontravention.

5.4 Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law or Order to which Purchaser is subject or any provision of its charter, bylaws or other governing documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.  No Order of or filing with, or notification to or consent, approval, authorization, or permit from any Governmental Authority is required on the part of Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Brokers’ Fees.

Except as set forth on Schedule 5.4, Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.6 Investment Representation.

Purchaser is aware that the Units are not registered under the Securities Act.  Purchaser is an Accredited Investor and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder.  Purchaser is acquiring the Units from Seller for its own account, for investment purposes only, and not with a view to the distribution thereof.  Purchaser agrees that the Units will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

5.7 Financial Resources.

Purchaser has the financial resources to consummate the transactions contemplated by this Agreement, including the timely payment of the Estimated Preliminary Base Purchase Price and the other Purchase Price, and, if debt financing is necessary for Purchaser to obtain such financial resources, has delivered to Seller on or prior to the date of this Agreement a correct and complete copy of each debt commitment letter evidencing such debt financing to the satisfaction of Seller.

5.8 No Other Representations or Warranties.

Purchaser hereby acknowledges and agrees that the representations and warranties of the Company, Seller, Likoff and Davis contained in ARTICLE III and ARTICLE IV are the sole and exclusive representations and warranties of the Company, Seller, Likoff or Davis in connection with the transactions contemplated by this Agreement and that none of Seller, the Company or its Representatives, any Affiliates of the Company or any Representative of any such Affiliate, Likoff or Davis makes or has made any other express or implied representation or warranty regarding the Company or its business or the Units, nor has any such Person made any representation regarding the accuracy or completeness of information provided to Purchaser or its Affiliates or Representatives.

[INTENTIONALLY OMITTED]

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 Post-Closing Further Assurances.

The Parties agree that from and after the Closing Date each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any Party hereto to carry out the purposes and intents hereof.  Seller shall cooperate with Purchaser to provide Purchaser with any additional information Purchaser may reasonably require in connection with Purchaser’s filing obligations under Securities and Exchange Commission rules and regulations.  Without limiting the generality of the foregoing, promptly following the Closing Date, Seller shall engage an auditor, to be approved by Purchaser, such approval not to be unreasonably withheld, delayed or conditioned, to prepare an audit of the financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2008, including a balance sheet, statement of income, cash flow and shareholders’ equity, which shall be delivered to Purchaser no later than sixty (60) days after the Closing Date, and Purchaser shall be responsible for the payment of all fees incurred in connection with such audit.

6.2 Employee Matters.

(a) Unless Seller otherwise consents in writing, Purchaser shall cause the Company and each of its Subsidiaries to offer continued employment to all the employees of the Company and each of its Subsidiaries, as the case may be (each, a “Company Employee”), on terms that are substantially similar to the terms pursuant to which such employees are employed by the Company or a Subsidiary, as the case may be, immediately prior to the Closing Date.

(b) During the period beginning on the Closing Date and ending on December 31, 2010, Purchaser shall use commercially reasonable efforts to cause the Company to continue to maintain the Company Benefit Plans which were maintained by the Company immediately prior to the Closing Date, and in any event shall provide for benefits that are substantially similar in the aggregate to the benefits provided under the Company Benefit Plans maintained by the Company immediately prior to the Closing Date; provided, that, effective no later than the date prior to the Closing Date, the Company shall take any and all actions necessary to terminate the Group DCA, Inc. Retirement Plan (the “Company 401(k) Plan”); provided, further, that notwithstanding the foregoing, the actions described in the preceding proviso may be contingent upon the occurrence of the Closing.  The Company shall take all actions necessary to permit each Company Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her

(c) account balances under the Company 401(k) Plan, if such rollover is elected in accordance with applicable Law by such Company Employee.  Beginning on the Closing Date, Purchaser shall permit each Company Employee, during his or her employment, who continues employment with the Company or any of its Subsidiaries following the Closing to participate in the Employee Benefit Plan sponsored by Purchaser that is intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (“Purchaser 401(k) Plan”).  Purchaser agrees to cause the Purchaser 401(k) Plan to accept a direct rollover from the Company 401(k) Plan to the Purchaser 401(k) Plan if such rollover is elected in accordance with applicable Law and the terms of the Company 401(k) Plan by such Company Employee. Purchaser has provided Seller with a complete copy of the most recent determination or opinion letter for the Purchaser 401(k) Plan.  Except to the extent otherwise provided in any of the Key Employee Agreements, during the period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date, Purchaser shall not terminate or amend the Purchaser 401(k) Plan in any way unless such termination or amendment impacts the employees of the Company and Purchaser equally.

(d) Those Company Employees actively employed by the Company or any of its Subsidiaries as of January 1, 2011 who continue their employment with the Company or any of its Subsidiaries from and after such date shall be eligible to participate in those Employee Benefit Plans sponsored by Purchaser (the “Purchaser Plans”) in which similarly situated employees of Purchaser or its Subsidiaries participate, to the same extent that similarly situated employees of Purchaser or its Subsidiaries participate; except that, with respect to the Purchaser 401(k) Plan, such eligibility shall begin as of the Closing Date.  Purchaser will credit, or will cause to be credited, each such Company Employee with service with the Company or its applicable Subsidiary for purposes of eligibility and vesting under the Purchaser Plans; provided, further, that no service will be recognized to the extent such credit would result in duplication of benefits for the same period of service.

(e) No provisions of this Section 7.2 shall create any rights or interest, except as among the Parties to this Agreement, and no former, present or future employees of any such Party or its Affiliates (or any dependents of such individuals) will be treated as third-party beneficiaries in or under the provisions of this Agreement, except as set forth in Section 7.3.  Nothing in this Agreement shall be construed as requiring Purchaser or any of its Subsidiaries to employ any employee of the Company or its Subsidiaries for any length of time following the Closing Date or to continue or maintain any Employee Benefit Plan.  Nothing in this Agreement shall be construed as an amendment to any Company Benefit Plan or any Employee Benefit Plan of Purchaser or its Subsidiaries.

6.3 Directors’, Managers’ and Officers’ etc. Indemnification.

(a) [Intentionally Omitted.]

(b) For a period of six (6) years after the Closing Date, Purchaser shall cause the Company and each of its Subsidiaries, to the fullest extent permitted under Law, to indemnify and hold harmless each present and former Representative of the Company

(c) and each of its Subsidiaries (each a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as Representatives, in each case occurring at or before the Closing Date (including the transactions contemplated by this Agreement), in each case, to the fullest extent permitted under the Company’s and each of its Subsidiaries’ Organizational Documents or any applicable contract or agreement as in effect on the date hereof or, if greater, to the fullest extent permitted by Law.  Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Purchaser shall cause the Company to pay the reasonable fees and expenses of the Company Indemnified Parties (including reasonable fees and expenses of counsel selected by any Company Indemnified Party, which counsel shall be reasonably satisfactory to Purchaser) promptly after statements therefor are received and (ii) Purchaser and the Company shall cooperate in the defense of any such matter; provided, however, that neither Purchaser nor the Company shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(d) For a period of six (6) years after the Closing Date, Purchaser shall, to the extent permitted by Law, cause the Organizational Documents of the Company and each of its Subsidiaries to continue to include indemnification provisions substantially similar to those included in such Organizational Documents as of the date hereof for the benefit of all Company Indemnified Parties prior to the Closing Date.  In the event that any claim or claims for indemnification are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

(e) Purchaser shall, or shall cause the Company or its appropriate Affiliate, as applicable, to maintain directors’, officers’ and managers’ liability or similar insurance in respect of acts or omissions of any Company Indemnified Party that is a director, officer or manager of the Company or any of their respective Affiliates with the same types and amounts of coverage as in effect for the directors, officers and managers of Purchaser generally.

(f) In the event Purchaser, the Company or any of its Subsidiaries or any of the successors or assigns of any of the foregoing (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser, the Company or its Subsidiaries, as applicable, honor the indemnification and other obligations set forth in this Section 7.3.

(g) Each Company Indemnified Party shall have rights as a third-party beneficiary under this Section 7.3 as separate contractual rights for his or its benefit, and

(h) such rights shall be enforceable by such Company Indemnified Party, his or its heirs and personal representatives, successors and assigns and shall be binding on Purchaser, the Company or any of its Subsidiaries and their Affiliates, successors and assigns.

6.4 Litigation Support.

In the event that and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against a Third Party in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make reasonably available their personnel and provide such testimony and reasonable access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE XI).

6.5 Tax Matters.

(a) Except as otherwise provided in this Section 7.5(a), Purchaser shall cause the Company and the Company’s Subsidiaries to prepare and file all Tax Returns of the Company and the Company’s Subsidiaries for taxable periods ending on or prior to the Closing Date (“Pre-Closing Tax Returns”) that have not been filed by the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with procedures and practices of the Company and the Company’s Subsidiaries as in existence as of the date hereof unless otherwise required by Law.  Purchaser shall provide any such Pre-Closing Tax Return to Seller for review and comment at least twenty (20) days prior to the date such Tax Return is filed.  Purchaser shall incorporate any reasonable comments provided by Seller with respect to any such Pre-Closing Tax Return (comments supported by substantial authority within the meaning of Code Section 6662(d)(2)(B)(i) shall be considered reasonable for such purpose).  Purchaser shall pay or cause to be paid all Taxes shown on Pre-Closing Tax Returns.  No later than five (5) Business Days prior to the filing of any Pre-Closing Tax Return, Seller shall pay to Purchaser, in immediately available funds, the amount of Taxes shown on the Pre-Closing Tax Returns to the extent such amount has not been taken into account in calculating Closing Working Capital.  The parties agree that Taxes with respect to Pre-Closing Tax Returns shall conclusively be deemed an indemnification obligation pursuant to ARTICLE XI and shall not be subject to any limitations contained in ARTICLE XI.  Notwithstanding anything in this Section 7.5(a) to the contrary, Seller shall cause to be prepared and timely filed all income Tax Returns of the Company and the Company’s Subsidiaries for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Income Tax Returns”) that have not been filed by the Closing Date.  Such Pre-Closing Income Tax Returns shall be prepared in a manner consistent with procedures and practices of the Company and the Company’s Subsidiaries as in existence on the date hereof.  Seller shall provide any such Pre-Closing Income Tax Return to Purchaser for review and comment at least twenty

(b) (20) days prior to the date such Tax Return is filed.  Seller shall incorporate any reasonable comments provided by Purchaser with respect to any such Pre-Closing Income Tax Return (comments supported by substantial authority within the meaning of Code Section 6662(d)(2)(B)(i) shall be considered reasonable for such purpose).  Seller shall pay and cause to be paid all Taxes shown on such Pre-Closing Income Tax Return.

(c) Purchaser shall cause the Company and the Company’s Subsidiaries to prepare and file all Tax Returns of the Company and the Company’s Subsidiaries for taxable periods beginning on or before and ending after the Closing Date (each, a “Straddle Period”).  Such Tax Returns for a Straddle Period (“Straddle Period Tax Returns”) shall be prepared in a manner consistent with procedures and practices of the Company and the Company’s Subsidiaries as in existence as of the date hereof unless otherwise required by Law.  Purchaser shall provide any such Straddle Period Tax Return to Seller for review and comment at least twenty (20) days prior to the date such Tax Return is filed.  Purchaser shall incorporate any reasonable comments provided by Seller with respect to any such Straddle Period Tax Return (comments supported by substantial authority within the meaning of Code Section 6662(d)(2)(B)(i) shall be considered reasonable for such purpose).  Purchaser shall pay or cause to be paid all Taxes shown on Straddle Period Tax Returns.  No later than five (5) Business Days prior to the filing of any Straddle Period Tax Return, Seller shall pay to Purchaser, in immediately available funds, an amount equal to the portion of the Taxes shown on the Straddle Period Tax Returns which relates to the portion of the Straddle Period ending on the Closing Date to the extent such amount has not been taken into account in calculating Closing Working Capital. The Parties agree that Taxes with respect to Straddle Period Tax Returns relating to the portion of the Straddle Period ending on the Closing Date shall conclusively be deemed an indemnification obligation pursuant to ARTICLE XI and shall not be subject to any limitations contained in ARTICLE XI.

(d) The Parties shall, and shall cause each of their Affiliates to, provide to the other such cooperation and information as may reasonably be requested in connection with the preparation and filing of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, and making employees available on a mutually convenient basis to provide additional information or an explanation of material provided hereunder.  The Party requesting cooperation and information hereunder shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing cooperation and information.  Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Company and the Company’s Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight (8) years following the due date (without extension) for such Tax Returns.

(e) All federal, state, local, foreign and other transfer, sales, use, real property

(f) transfer, recording, documentary, stamp, registration, stock transfer or similar Taxes and fees applicable to, imposed upon or arising out of the purchase and sale of the Units shall be borne equally by Seller and Purchaser, and Seller and/or Purchaser, as applicable shall file all necessary documentation and Tax Returns with respect thereto.

(g) Except as required by applicable Law, none of Purchaser or its Affiliates shall amend a Tax Return of the Company or any Company Subsidiary with respect to a taxable period ending on or before the Closing Date without the consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) All (1) refunds (plus interest thereon) of Taxes of the Company and the Company’s Subsidiaries with respect to taxable periods or portions thereof ending on or before the Closing Date received by Purchaser or the Company after the Closing Date, and (2) amounts credited against Taxes of the Company and the Company’s Subsidiaries for taxable periods or portions thereof beginning after the Closing Date attributable to Taxes of the Company and the Company’s Subsidiaries paid on or prior to the Closing Date, net of any Taxes and costs, shall be property of Seller and shall be paid to Seller promptly upon receipt or benefit of crediting by Purchaser or the Company but only to the extent the Tax with respect to which the refund is received or credit is applied was economically borne by Davis or Likoff or any of the stockholders of the Company by virtue of being paid by the Company or a Company Subsidiary prior to the Closing Date or taken into account in calculating the Closing Working Capital.

(i) If the Company or any of the Company’s Subsidiaries is permitted but not required under Tax Law to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.  In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts or expenses (e.g., payroll Tax), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts or expenses, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date.

(j) The Parties agree that the purchase and sale of the Units shall be treated for federal income Tax purposes as the purchase and sale of the assets of the Company and the Company’s Subsidiaries.  The Parties agree to allocate the Purchase Price (and any liabilities required by Law to be so allocated) among the assets of the Company and the Company’s Subsidiaries and the restrictive covenants set forth in Section 7.9 in accordance with Tax Law pursuant to the principles set forth in Schedule 7.5(h).  Except as required by Law, the Parties shall not take any position inconsistent with such allocation on any Tax Return or in any judicial or administrative proceeding.

(k) Notwithstanding anything else in this Agreement, following the Closing

(l) Date, Purchaser shall cause the Company and the Company’s Subsidiaries to determine for which states they should undertake Voluntary Disclosure Processes with respect to Pre-Closing S&U Taxes and the amount of such Taxes to be paid.  Purchaser, the Company and the Company’s Subsidiaries shall consult with Seller Representative on such determinations.  If Seller Representative disagrees with any such determination (as to whether a Voluntary Disclosure Process should be undertaken with respect to a particular state with respect to Pre-Closing S&U Taxes or the amount of any such Taxes to be paid), and Seller Representative has substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for its position, Purchaser, the Company and the Company’s Subsidiaries shall adopt such position (with respect to whether a Voluntary Disclosure Process should be undertaken with respect to a particular state with respect to Pre-Closing S&U Taxes or the amount of any such Taxes to be paid).  If Purchaser does not agree that Seller Representative has substantial authority for a particular position, such disagreement shall be submitted to Olivier & Associates (unless Purchaser and Seller Representative mutually agree otherwise) or, if such firm is not able to take such engagement, LECG LLC (unless Purchaser and Seller Representative mutually agree otherwise), or if such firm is not able to take such engagement, another firm to be mutually agreed upon by Purchaser and Seller Representative (the “S&U Arbitrator”).   The S&U Arbitrator shall promptly decide the amount of Pre-Closing S&U Taxes, if any, to be paid with respect to the applicable Voluntary Disclosure Process (or whether such Voluntary Disclosure Process should be undertaken at all); provided, that the amount of such Taxes shall not be greater than the larger of the amounts asserted by Purchaser or Seller Representative (as the case may be) to be payable, or less than the smaller of the amounts asserted by Purchaser or Seller Representative (as the case may be) to be payable.  The decision of the S&U Arbitrator shall be final and binding on the parties, and the Purchaser, on the one hand, and Sellers, on the other hand, shall each bear 50% of the costs and fees of the S&U Arbitrator.

6.6 Termination of Certain Agreements.

The Company and/or Seller, as applicable, shall cause the agreements set forth in Schedule 7.6 to be terminated as of the Closing Date.

6.7 Key Employees.

Key Employee Agreements.  At the Closing, the Company and each of the employees listed on Schedule 7.7 (collectively, the “Key Employees”) shall enter into written agreements in form and substance mutually agreed to by Purchaser and the applicable Key Employee (collectively, the “Key Employee Agreements”).

6.8 iLights, LLC.

Purchaser hereby acknowledges and agrees that Likoff and Davis are members of iLights, LLC, a New Jersey limited liability company (“iLights”).  Purchaser further acknowledges and agrees that (i) iLights is not a Subsidiary of the Company, (ii) none of the stock, assets or business of iLights is subject to the terms of this Agreement, and (iii) this Agreement is not intended to, and shall not be construed to, transfer any rights, title or interest in or to the stock, assets or business of iLights to Purchaser.  Within sixty (60) days following the Closing, the Company shall negotiate an arrangement with respect to iLights subject to the reasonable approval of Purchaser.  In the event that such arrangement is not finalized and executed within such period, then if Purchaser provides the Company with ten (10) days’ prior written notice that Purchaser desires that the Company cease supporting iLights, then the Company will cease providing such support.

6.9 Restrictive Covenants.

(a) For a period of five (5) years after the Closing Date (the “Restriction Period”), except in connection with their employment with Purchaser or any of its Subsidiaries and subject to the proviso below, none of Seller, Likoff or Davis shall, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any of the following businesses, anywhere in the world, whether in corporate, proprietorship or partnership form or otherwise a business that competes with the businesses conducted by the Company or any of its Subsidiaries or proposed to be conducted pursuant to a strategic or business plan approved by the Chief Executive Officer of Purchaser, including (i) a business that is involved in digital-related products in the areas of patient education tools or programs, patient discount programs and online patient compliance tools or programs in the pharmaceutical or biotechnology field, and (ii) a business engaged in e-detailing to any HCP (relating to any product) (collectively, the “Restricted Business”).  Notwithstanding the foregoing, the restrictions contained in this Section 7.9(a) shall not restrict:

(i) the acquisition by Seller, Likoff and/or Davis, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in the Restricted Business,

(ii) the right of Likoff and/or Davis to, directly or indirectly (including to own, manage, engage in, operate, control, work for, consult with, render services for, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise), engaged in Permitted Business Activities, or

(iii) the right of Likoff or Davis, as the case may be, in the event that he ceases to be employed by Purchaser or any of its Subsidiaries during the Restriction Period, to (A) engage in any Restricted Business that is not being conducted by Purchaser or any of its Subsidiaries or proposed to be conducted pursuant to a strategic or business plan adopted by the board of directors or managers of Purchaser or any of its Subsidiaries or the Chief Executive Officer of Purchaser, as the case may be, on the date that such employment ceases, or (B) work for, consult with or render services to any entity that engages in the Restricted Business; provided, that the Restricted Business is not a material portion of such entity’s business and Likoff and/or Davis, as the case may be,

(iv) does not work for, consult with or render services to that portion of such entity’s business that engages in the Restricted Business.

“Permitted Business Activities” shall mean the delivery to prescribing physicians, physician assistants, nurse practitioners, hospitals, health institutions, pharmacies or other health care providers (collectively, “HCPs”) of medical and/or scientific relevant articles selected by an editorial board led by recognized medical physicians or scientists.  For the avoidance of doubt, iLights engages in Permitted Business Activities and none of Likoff nor Davis shall be restricted pursuant to this Section 7.9(a) with respect to iLights.

(b) During the Restriction Period, none of Seller, Likoff nor Davis nor any of their Affiliates shall, directly or indirectly:  (i) cause, solicit, induce or encourage any employees of Purchaser or any of its Subsidiaries to leave such employment, or hire, employ or otherwise engage any such individual, unless such individual has not been employed by Purchaser or any of its Subsidiaries for a period of one (1) year; or (ii) cause, induce or encourage any material actual or prospective client, supplier or independent contractor of Purchaser or any of its Subsidiaries (including any existing or former customer of Purchaser or any of its Subsidiaries and any Person that becomes a client or customer of Purchaser or any of its Subsidiaries after the Closing) or any other Person who has a material business relationship with Purchaser or any of its Subsidiaries, to terminate or modify any such actual or prospective relationship.

(c) From and after the Closing, none of Seller, Likoff nor Davis nor any of their Affiliates shall, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or its Subsidiaries or use or otherwise exploit for its or his own benefit or for the benefit of anyone other than Purchaser or its Subsidiaries, any Business Confidential Information (as defined below).  Seller, Likoff and Davis and their Affiliates shall not have any obligation to keep confidential any Business Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by Law, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 7.9, “Business Confidential Information” means any financial information, proprietary information with respect to Purchaser or any of its Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information.  “Business Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d) Likoff and Davis each hereby assign to the Company all of their respective right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets which relate in any manner to the Company’s business or proposed business, whether or not patentable or registrable under

(e) patent, copyright or similar laws, which each may have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, at any time prior to the Closing Date (collectively referred to as “Inventions”), including any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademark rights and trade secret rights (collectively referred to as “L&D Intellectual Property Rights”).  Likoff and Davis each agree to reasonably assist the Company in every proper way to secure the Company’s rights in the Inventions and any L&D Intellectual Property Rights related thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions and any L&D Intellectual Property Rights relating thereto.   Purchaser shall pay Likoff and Davis for any such assistance, other than for the execution of documents, at a mutually agreed upon reasonable rate.  Likoff and Davis further agree that their obligations to execute or cause to be executed, when it is in their power to do so, any such instrument or papers shall continue in perpetuity.  If the Company is unable because of the mental or physical incapacity of either Likoff or Davis or for any other reason to secure the signature of either Likoff or Davis to apply for or to pursue any application for any United States or foreign Intellectual Property Right covering Inventions assigned to the Company as above, in each case after Purchaser has provided Likoff or Davis, as the case may be, with written request for such signature and Likoff or Davis, as the case may be, has not responded to such request within twenty (20) days, then Likoff and Davis hereby irrevocably designate and appoint Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead solely to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by him.

(f) The covenants and undertakings contained in this Section 7.9 relate to matters which are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 7.9 may cause irreparable injury to Purchaser, the amount of which would be impossible to estimate or determine.  Accordingly, the remedy at law for any breach of this Section 7.9 may be inadequate.  Therefore, Purchaser will be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.9 without the necessity of proving actual damage or posting any bond.  Notwithstanding anything herein to the contrary, the rights and remedies provided by this Section 7.9 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(g) The Parties agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.9 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not

(h) against public policy may be enforced against the applicable Party.

6.10 Post-Closing Operational Covenants During the Earnout Period.

(a) At all times during the period from the Closing Date through and including December 31, 2012 (the “Earnout Period”), Purchaser shall not, and shall cause the Company and its Subsidiaries not to, take any action that, at the time made, could reasonably be expected to result in a material reduction in the Earnout Amounts (including, for example and without limitation, actions which constitute a diversion to Purchaser or any of its Affiliates of business or business opportunities from the Company, reassigning revenue from the Company, taking any such action with respect to the day-to-day operations of the business (e.g., with respect to staffing) at any time when the Company has achieved at least sixty percent (60%) of the forecasted Revenue of the Company as set forth in the forecasts provided pursuant to Section 7.13 for the immediately preceding four (4) fiscal quarters; or mixing the business or assets of the Company with the businesses or assets of any other Subsidiaries or business units of Purchaser or its Affiliates; except if and to the extent approved in advance in writing by Seller); provided, however, that the restrictions contained in this Section 7.10(a) shall not restrict (i) actions determined by Purchaser in good faith to be required to be taken to comply with any Law, (ii) actions taken to cut selling, general and administrative costs (SG&A) if the Company has not achieved sixty percent (60%) or more of the forecasted Revenue of the Company as set forth in the forecasts provided pursuant to Section 7.13 for the immediately preceding four (4) fiscal quarters, or (iii) actions which prohibit the Company from spending any amount in excess of the amount set forth in the operating budget for the Company, which budget has been approved by the Chief Executive Officer of Purchaser for such year.

(b) Subject in all events to Section 2.5(j)(2) above, in the event that, during the Earnout Period, a Change of Control occurs with respect to the Company, Purchaser shall require any such successor to Purchaser’s interest to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as Purchaser would be required to perform it in the absence of a succession.

6.11 Retention of Business Records.

For a period of five years after the Closing Date, Purchaser shall, and shall cause the Company and its Subsidiaries to retain the accounting, financial and other books and records of the Company and its Subsidiaries relating to periods prior to the Closing and the Earnout Period.  During the Earnout Period, Purchaser shall, and shall cause the Company and its Subsidiaries to, upon reasonable notice, afford Seller and/or its agents reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records, as necessary for Seller to review information related to the calculation of the Earnout Amounts.

6.12 Seller Representative.

(a) From and after the Closing Date, Likoff, as the representative of Seller,

(b) the Stockholders and any successors-in-interest to the foregoing, or in the event that Likoff becomes incapacitated, then such Person who may be appointed by Seller or the successors-in interest to the foregoing, in a written notice delivered to Purchaser, shall act as the representative of Seller, the Stockholders and any successors-in-interest to the foregoing (the “Seller Representative”) and shall be authorized to act on behalf of any or all of the foregoing and to take any and all actions required or permitted to be taken by Seller, the Stockholders or the Seller Representative under this Agreement and any other document referred to herein, including without limitation any actions with respect to (i) Sections 2.4 and 2.5 and (ii) claims for indemnification pursuant to ARTICLE XI.  In all matters relating to Sections 2.4, 2.5 and ARTICLE XI, Seller Representative shall be the only party entitled to assert the rights of Seller.

(c) Seller, the Stockholders and any successors-in-interest to the foregoing shall be bound by all actions or inactions taken by the Seller Representative in his or her capacity thereof.  The Seller Representative shall promptly, and in any event within ten (10) Business Days, provide written notice to Seller, the Stockholders and any successors-in-interest to the foregoing, as the case may be, of any action taken on behalf of them by the Seller Representative pursuant to the authority delegated to the Seller Representative under this Section 7.12.  The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by him or it, the reasonable fees and expenses of which advisors shall be borne by Seller or pro rata by the Stockholders.

(d) Seller and the Stockholders agree that Purchaser and its Affiliates, the Company, the Subsidiaries and each of their respective officers, directors, managers, employees and Affiliates, may rely on the statements and agreements of the Seller Representative in the performance of the duties and discretions delegated to the Seller Representative hereunder.

6.13 Forecast Revisions.

Within thirty (30) days after the Closing Date, Seller will deliver to Purchaser a revision to the forecasts previously provided to Purchaser for the fiscal years ending December 31, 2011 and December 31, 2012 which shall include only the following changes:  (a) for the fiscal year ending December 31, 2011, increase in IT expenditures of $838,000 and a corresponding reduction of other Selling, General & Administrative expenses that, in aggregate, sum to $838,000; (b) for the fiscal year ending December 31, 2012, increase in IT expenditures of $812,000 and a corresponding reduction of other Selling, General & Administrative expenses that, in aggregate, sum to $812,000; and (c) an income statement summary providing on a quarterly basis the same level of detail as provided in the annual forecasts.

6.14 Tax Escrow.

As soon as practicable following the Closing Date, Purchaser shall deposit the Tax Escrow Amount in the Tax Escrow Account.  The Tax Escrow Account shall be governed by the Tax Escrow Agreement.  Purchaser and Seller shall negotiate in good faith the terms and conditions of the Tax Escrow Agreement, which shall include (1) that the Tax Escrow Amount shall be used solely to pay liabilities related to Pre-Closing S&U Taxes, and (2) that upon the earlier of (x) three years from the date of the Tax Escrow Agreement and (y) filing with the taxing authority in the State of New Jersey pursuant to a Voluntary Disclosure Process in such state with respect to Pre-Closing S&U Taxes (and payment of the Taxes payable pursuant to the applicable Tax Returns made in connection with such Voluntary Disclosure Process), any amounts remaining in the Tax Escrow Account shall be released to Seller; provided, however, if at such time there exist any claims for Pre-Closing S&U Taxes in the State of New Jersey, the amount in the Tax Escrow Account shall be released only to the extent in excess of the sum of the amounts of such claims with the remainder, if any, released upon satisfaction of all such claims.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND SELLER

The obligations of the Company and Seller to consummate the transactions contemplated hereunder are subject to the completion, satisfaction or, at Seller’s option, waiver, on or prior to the Closing Date, of the following conditions:

7.1 No Adverse Proceeding.

No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

7.2 Release of Credit Supports.

Seller shall have received one or more deeds of release or similar documents in form reasonably satisfactory to Seller to release Seller and any of its stockholders or their respective Affiliates from any and all liabilities or obligations under or otherwise terminate any pledges, Liens, guarantees, letters of credit or other similar credit support documents that provide credit support to the Company or its Subsidiaries from Seller or any of its members or their respective Affiliates (other than the Company and its Subsidiaries), which are listed on Schedule 8.2.

7.3 Deliveries.

Purchaser shall have delivered to Seller those items required to be so delivered pursuant to Section 10.4.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated hereunder are subject to the completion, satisfaction or, at its option, waiver, on or prior to the Closing Date, of the following conditions.

8.1 No Adverse Proceeding.

8.2 No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

8.3 Consents.

Each notice to, consent of and filing with any Governmental Authority or other Person set forth in Schedule 9.2 (the “Required Consents”) shall have been obtained and/or made by Seller or the Company.

8.4 No Material Adverse Effect.

  No event shall have occurred since the date of the Most Recent Financial Statements, and be continuing on the Closing Date, that has a Material Adverse Effect.

8.5 Fairness Opinion.

 Purchaser shall have received, at Purchaser’s expense, the written opinion of BMO Capital Markets Corp., dated the date hereof, to the effect that, as of such date, the Purchase Price is fair to Purchaser from a financial point of view.

8.6 Deliveries.

Seller shall have delivered to Purchaser those items required to be delivered by Seller to Purchaser at the Closing pursuant to Section 10.3.

ARTICLE IX

CLOSING

9.1 Time and Place.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sills Cummis & Gross P.C., One Riverfront Plaza, Newark, New Jersey 07102, commencing at 5:00 p.m. local time on November 3, 2010, subject to the prior satisfaction or waiver of all conditions set forth in ARTICLE VIII and ARTICLE IX (other than conditions with respect to actions the respective Parties to this Agreement will take at the Closing itself) (the “Closing Date”).

9.2 Closing Transactions.

All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.  The “Closing” shall be deemed to occur as of the opening of the Company’s business on the Closing Date.

9.3 Deliveries by Seller.

At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following items:

(a) certificates representing the Units together with any documentation required to effect the transfer of the Units to Purchaser; provided, that if any such

(b) certificate is lost, mutilated, stolen or otherwise missing, Seller shall deliver to Purchaser an express indemnity in a form reasonably satisfactory to Purchaser;

(c) a certificate of the secretary of the Company, in a form reasonably satisfactory to Purchaser, regarding the Company’s Organizational Documents, all manager and member resolutions relating to the transactions contemplated by this Agreement and the incumbency of the Company’s officers;

(d) a copy of the Organizational Documents of each of the Company’s Subsidiaries, certified by a senior officer of each entity;

(e) good standing certificates of the Company and each of its Subsidiaries as of a recent date from its state of formation and each jurisdiction in which it is qualified to do business as a foreign entity, certified by the appropriate office of such jurisdiction;

(f) the Required Consents;

(g) the statutory books of the Company and each of its Subsidiaries, together with their respective Organizational Documents;

(h) signature page to each of the Key Employee Agreements, duly signed by the applicable Key Employee and the Company;

(i) signature page to the Escrow Agreement, duly executed by Seller, Likoff, Davis and the Escrow Agent;

(j) written resignation of each manager of the Company and each of its Subsidiaries whose resignation as of the Closing Date has been requested in writing by Purchaser;

(k) pay-off letters and final invoices and/or releases, or, at Purchaser’s option, assignments, necessary to terminate, release or assign, as the case may be, all Liens set forth on Schedule 10.3(j);

(l) letter agreements (including full releases), in form and substance reasonably satisfactory to Purchaser, which have been duly executed by each Option Holder, effecting the forfeiture of all of the Option Holders’ options to purchase equity interests of the Company in exchange for the payment set forth in such letter agreements;

(m) a certificate, in form and substance reasonably satisfactory to Purchaser, that Seller is not a foreign person within the meaning of Section 1445 of the Code; and

(n) such other documents as Purchaser may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

9.4 Deliveries by Purchaser.

9.5 At the Closing, Purchaser shall deliver to Seller the following items:

(a) the Estimated Preliminary Base Purchase Price in accordance with Section 2.3;

(b) a certificate of the secretary of Purchaser, in a form reasonably satisfactory to Seller, regarding Purchaser’s certificate of incorporation and bylaws, all board resolutions relating to the transactions contemplated by this Agreement and the incumbency of Purchaser’s officers;

(c) signature page to the Escrow Agreement, duly executed by Purchaser and the Escrow Agent; and

(d) such other documents as Seller may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller, Likoff and Davis.

From and after the Closing Date, each of Seller, Likoff and Davis, severally and not jointly, shall indemnify and hold harmless Purchaser and its Representatives and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Claims suffered, sustained, incurred or paid by the Purchaser Indemnified Parties in connection with, resulting from or arising out of any breach of any Individual Representation of such Party; provided, however, that the aggregate amount of the liability of Seller, Likoff and Davis pursuant to this Section 11.1 shall not exceed the Preliminary Purchase Price.  The indemnification provided in this Section 11.1 shall survive indefinitely.  Indemnification payments to be made pursuant to this Section 11.1 shall be made first, from the Escrow Account, and then, with respect to Claims in excess of the amount remaining in the Escrow Account, by Seller, Likoff and Davis, severally.

10.2 Additional Indemnification by Seller, Likoff and Davis.

(a) From and after the Closing Date, Seller, Likoff and Davis, jointly and severally, shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Claims suffered, sustained, incurred or paid by the Purchaser Indemnified Parties in connection with, resulting from or arising out of any of the following:

(i) any breach of any Company Representation;

(ii) any Taxes imposed on relating to (w) Seller, (x) the Company, any of the Company’s Subsidiaries or PowerXposure with respect to any taxable period or portion thereof ending on or before the Closing Date, (y) the Company or any of the Company’s Subsidiaries as transferee or successor or by contract, or

(iii) (z) another Person for which the Company or any of the Company’s Subsidiaries is liable pursuant to Law;

(iv) any nonfulfillment of any covenant or agreement on the part of Seller set forth in this Agreement;

(v) the amount of any Closing Date Debt Obligation in excess of the Closing Date Debt Obligation Amount paid at Closing;

(vi) the amount of any Company Expenses (whether incurred prior to or after the Closing) in excess of the amount of Company Expenses paid at Closing;

(vii) noncompliance with any Law or judgments, fines, penalties (civil or criminal), investigations, audits, subpoenas, settlements, corporate integrity agreements or civil investigative demands, whether civil, regulatory, administrative or criminal resulting from such noncompliance or allegation thereof, relating to the business of the Company or any of its Subsidiaries as such business was conducted on or prior to the Closing Date;

(viii) any allegations that the business of the Company or any of its Subsidiaries as such business was conducted on or prior to the Closing Date violates, misappropriates or infringes any third party rights in connection with the Cue Card Program; or

(ix) any Claims related to treatment of options to purchase equity interests in the Company with respect to any period or periods on or before the Closing, including with respect to the Dot Com Advisors, Inc. 2000 Option Plan or any option agreement related thereto.

(b) None of Seller, Likoff or Davis shall have any liability under Section 11.2(a)(i) unless and until the amount of the aggregate indemnification obligations exceeds $200,000 (the “Threshold”), whereupon Seller, Likoff and Davis shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties for the amount of all Claims under Section 11.2(a)(i); provided, that (i) no individual Claim under Section 11.2(a)(i) shall be included toward the achievement of the Threshold unless the amount of such Claim exceeds $10,000 (the “Individual Threshold”), and (ii) the aggregate amount of the liability of Seller, Likoff and Davis under Section 11.2(a)(i) shall not exceed 50% of the Preliminary Purchase Price (the “Cap”); provided, further, that the Threshold and the Cap shall not be applicable to Claims for indemnification pursuant to Section 11.2(a)(i) solely with respect to breaches of representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.12 and Section 3.31 and the Individual Threshold shall not be applicable to Claims for indemnification pursuant to Section 11.2(a)(i) solely with respect to breaches of representations and warranties set forth in Section 3.12.

(c) Indemnification payments to be made pursuant to this Section 11.2 shall be made first, from the Escrow Account, and then, with respect to Claims in excess of the

(d) amount remaining in the Escrow Account, by Seller, Likoff and Davis, jointly and severally.

10.3 Indemnification by Purchaser.

Purchaser shall indemnify, defend and hold harmless Seller, Likoff and Davis and each of their Representatives and Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Claims suffered, sustained, incurred or paid by the Seller Indemnified Parties in connection with, resulting from or arising out of any of the following:

(i) any breach of any representation or warranty of Purchaser set forth in this Agreement;

(ii) any nonfulfillment of any covenant or agreement on the part of Purchaser set forth in this Agreement; or

(iii) any Claims arising from a breach by the Company, following the Closing, of any obligations of the Company pursuant to the Equipment Lease Agreement dated June 26, 2007 between the Company and General Electric Capital Corporation as long as Likoff’s personal guaranty of such agreement remains in full force and effect.

10.4 Survival.

The representations and warranties set forth in ARTICLE III (except Section 3.1, Section 3.2, Section 3.4, Section 3.10, Section 3.12, Section 3.14, Section 3.25 and Section 3.31), and ARTICLE V (except Section 5.4) shall survive the Closing for a period of eighteen (18) months after the Closing Date and shall thereafter terminate and be of no further force or effect.  The representations and warranties set forth in Section 3.10 and Section 3.14 shall survive the Closing for a period of three (3) years after the Closing Date and shall thereafter terminate and be of no further force or effect.  The covenants set forth in ARTICLE VII shall survive the Closing in accordance with their terms.  The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.31, Section 5.4 and ARTICLE IV (the Individual Representations) shall survive indefinitely.  The representations and warranties set forth in Sections 3.12 and 3.25 shall survive until thirty (30) days following the expiration of the applicable statute of limitations (as extended).  The indemnification obligations with respect to (a) Section 11.2(a)(i) shall survive until the expiration of the applicable Company Representations, (b) Sections 11.2(a)(ii), (iii), (iv) and (v) shall survive indefinitely, and (c) Sections 11.2(a)(vi), 11.2(a)(vii) and 11.2(a)(viii) shall survive until the third anniversary of the Closing Date. Notwithstanding the above, any representation, warranty, covenant or obligation as to which a Claim (including a contingent Claim) shall have been asserted during the applicable survival period shall continue in effect with respect to such Claim until such Claim shall have been finally resolved or settled.

10.5 Procedure for Indemnification.

(a) In the event any of the Purchaser Indemnified Parties or the Seller Indemnified Parties intends to seek indemnification pursuant to the provisions of Section

(b) 11.1, 11.2 or 11.3 (the “Indemnified Party”), the Indemnified Party shall promptly give notice hereunder to the other party (the “Indemnifying Party”) of any Claim or legal proceeding for which recovery or other action may be sought by the Indemnified Party because of the indemnification provided for in Section 11.1, 11.2 or 11.3 hereof, and, if such indemnity shall arise from the Claim of a Third Party, the Indemnified Party shall permit the Indemnifying Party, at his or its sole cost and expense and upon written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of written notice of the Claim, to assume the defense of any such Claim or legal proceeding if the Indemnifying Party acknowledges in writing his or its indemnification obligations with respect to such Claim.  If the Indemnifying Party assumes the defense of any such Claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Claim or legal proceeding and shall take all steps reasonably necessary in the defense or settlement thereof.  The Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Claim (and, in the case of Claims related to Taxes, there could reasonably be anticipated a future Claim based on similar issues or principles) or if the settlement imposes injunctive or other equitable relief against the Indemnified Party.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with his or its own counsel and at his or its sole cost and expense.  Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.

(c) If the Indemnifying Party does not assume the defense of any such Claim of a Third Party or legal proceeding resulting therefrom in accordance with the terms of this Section 11.5, the Indemnified Party may defend against such Claim or legal proceeding in such manner as it reasonably deems appropriate.  The Indemnified Party may not settle such claim or litigation without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) Each Party shall cooperate in good faith and in all respects with each Indemnifying Party and its Representatives (including its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Claim or legal proceeding (and any appeal arising therefrom).  The Parties shall cooperate with each other in any notifications to and information requests of any insurers.

10.6 Exclusive Remedy.

Except for claims based on fraud and claims for injunctive relief, and except as otherwise set forth in Sections 2.4 or 2.5, the Parties agree that the exclusive remedy of the Parties for any Claims based upon, arising out of or otherwise in respect of this Agreement (including, without limitation, the matters set forth in this ARTICLE XI) or the transactions contemplated to occur at Closing are the indemnification or reimbursement obligations of the Parties set forth in this

ARTICLE XI.  No Representative of any Person, or its respective Affiliates, shall be personally liable for any Claim under this Agreement, except as specifically agreed to by said Representative or as set forth in this Agreement.

10.7 Effect of Insurance.

The amount of any Claims for which Seller, Likoff and Davis are required to indemnify the Purchaser Indemnified Parties pursuant to this Agreement shall be reduced by any amount actually received by the Company, any of its Subsidiaries or the Purchaser Indemnified Parties with respect thereto under any Third Party insurance coverage or from any other party alleged to be responsible therefor (after giving effect to any expenditures to obtain such amounts and any applicable deductible or retention and resulting retrospective premium adjustment).  If a Purchaser Indemnified Party makes a claim for indemnification pursuant to this Agreement, such Purchaser Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Purchaser Indemnified Party receives an amount under insurance coverage or from such other party for Claims at any time subsequent to any indemnification provided by Seller, Likoff and/or Davis pursuant to this Agreement, then such Purchaser Indemnified Party shall promptly reimburse Seller, Likoff and/or Davis, as the case may be, for any payment made by Seller, Likoff and/or Davis to such Purchaser Indemnified Party in connection with providing such indemnification up to such amount received by the Purchaser Indemnified Party, but net of any expenses incurred by such Purchaser Indemnified Party in collecting such amount (after giving effect to any expenditures to obtain such amounts and any applicable deductible or retention and resulting retrospective premium adjustment).

10.8 Effect of Tax Benefits.

Any Claim for which indemnification is to be provided under this ARTICLE XI shall be reduced to the extent the Indemnified Party (or any of its Affiliates) actually realizes for the year in which the Claim arose (a “Current Tax Benefit”) (and for the immediately succeeding two (2) years (a “Carryforward Tax Benefit”) for federal, state and local income Tax purposes any reduction in federal, state and local income Tax resulting directly from the loss or deduction attributable to the Claim, treating such loss or deduction as the last item to offset income in any such year; provided, however, that to the extent a Claim does not result in a Current Tax Benefit but may result in a Carryforward Tax Benefit, the indemnification pursuant to this ARTICLE XI shall be paid without any reduction due to this Section 11.8 and, if and when such Carryforward Tax Benefit is realized, such amount shall be paid to the party providing the indemnification.

10.9 Duty to Mitigate.

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Claims that it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant hereunder.

10.10 Additional Provisions Regarding Indemnity.

(a) The Parties hereby acknowledge and agree that solely for purposes of determining the amount of any Claim with respect to a breach of any representation and

(b) warranty contained in this Agreement (and not for purposes of determining the existence of a breach) pursuant to this ARTICLE XI, any and all “materiality,” “Material Adverse Effect,” and similar qualifiers shall be disregarded.

(c) Solely to the extent that there are no remaining funds in the Escrow Account, Purchaser shall have the right to offset any Contingency Payment against any amount solely to the extent agreed to in writing by the Seller Representative or finally determined by a court of competent jurisdiction to be owed by Seller, Likoff or Davis to a Purchaser Indemnified Party under this ARTICLE XI.

(d) The representations, warranties, agreements, covenants and obligations of Seller, Likoff and Davis, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser Indemnified Parties or any of their Representatives (other than the information disclosed in the Schedules).  The rights of the Purchaser Indemnified Parties to indemnification under ARTICLE XI shall not be limited or otherwise affected by any actions taken by Purchaser or its Affiliates in order to comply with Law.

10.11 Disbursements from Escrow Account.

If Purchaser and the Seller agree in writing that any Purchaser Indemnified Party shall be entitled to recover any amounts from the Escrow Account pursuant to this Agreement and funds then remain on deposit in the Escrow Account, Purchaser and the Seller Representative shall promptly provide a joint written instruction to the Escrow Agent to deliver such amounts to Purchaser (or any Person designated by Purchaser).  If, following the eighteen (18) month anniversary of the Closing Date, there are any funds remaining in the Escrow Account, then Seller shall be entitled to receive such funds, and Purchaser and the Seller Representative shall provide a joint written instruction to the Escrow Agent to deliver, by wire transfer of immediately available funds to an account designated in writing by the Seller Representative; provided, however, that if prior to the eighteen (18) month anniversary of the Closing Date, the Seller Representative has received one or more notices which set forth indemnification claims under ARTICLE XI of this Agreement for Claims that are unresolved on the eighteen (18) month anniversary of the Closing Date, then an amount equal to the lesser of (i) the amount of the aggregate Claims set forth in, and reasonably expected to be incurred in connection with, each such unresolved indemnification claim, and (ii) the amount remaining in the Escrow Account, shall continue to be held by the Escrow Agent in the Escrow Account to pay such claims and any other amounts associated therewith that are payable pursuant to ARTICLE XI of this Agreement; and provided further, from time to time promptly after final resolution of each such indemnification claim, the Seller Representative and Purchaser will authorize the Escrow Agent to disburse all amounts remaining in the Escrow Account in the same manner as described above, subject to the condition that if at such time there remains unresolved any indemnification claim, an amount equal to the lesser of (i) the amount of the aggregate Claims set forth in, and reasonably expected to be incurred in connection with, each such indemnification claim, and (ii) the amount remaining in the Escrow Account shall be maintained in the Escrow Account.

10.12 Indemnity Payments.

10.13 Except as otherwise required by Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.  For the avoidance of doubt, the Parties shall have no right to indemnification to the extent that any such amounts were included in the Closing Working Capital, as finally determined in accordance with Section 2.4.

10.14 Mutual Release.

(a)           From and after the Closing Date, Purchaser, the Company and each of their Affiliates hereby release each current and former stockholder and Representative of the Company and each of its Subsidiaries from and against all Losses (including any consequential, special, punitive, exemplary or similar Losses), obligations and responsibilities for any and all actions or failures to take action prior to the Closing Date, except to the extent that any such any action or failure to take action involved willful misconduct, fraud or criminal activity; provided, that the foregoing shall not affect any rights of or be deemed to constitute a waiver or release of any obligation of the Stockholders under this Agreement (including the provisions of ARTICLE XI).  The provisions of this paragraph are intended to be for the benefit of and shall be enforceable by such current or former stockholders and Representatives and their respective heirs, legal representatives, successors and assigns.

(b)           The Stockholders shall have no claims or rights to contribution or indemnity from Purchaser, the Company and each of its Subsidiaries (i) with respect to any amounts paid to Purchaser or the Company pursuant to Section 2.4 or ARTICLE XI, or (ii) by reason of the fact that such Stockholder was a controlling person, director, employee or representative of the Company or any of its Subsidiaries, or was serving as such for another Person at the request of Purchaser or the Company or any of its Subsidiaries, with respect to any claim brought by a Purchaser Indemnified Party against any Stockholder relating to this Agreement or any of the transactions contemplated herein; provided, that the foregoing shall not be deemed to constitute a waiver or release by any Person of (i) any rights to indemnification from the Company pursuant to the provisions of Delaware law, the Organizational Documents of the Company or any of its Subsidiaries, or director, officer or other fiduciary liability insurance, in his or her capacity as an officer, director, manager or other Representative of the Company or any of its Subsidiaries, or (ii) any other rights of such Person pursuant to this Agreement or any agreement, document or instrument entered into in connection herewith.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Notices.

All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company prior to the Closing:

Group DCA, LLC

800 Lanidex Plaza

Parsippany, New Jersey  07054

Attention: Mr. Rob Likoff

Telephone: (973) 746-7777

Facsimile:  (973) 746-3574

with a simultaneous copy to:

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, New Jersey  07102

Attention:  Ira A. Rosenberg, Esq.

Telephone: (973) 643-5082

Facsimile:  (973) 643-6500

If to Seller, Likoff or Davis or the Seller Representative:

To his or its address set forth under his name on

Schedule 1 attached hereto.

with a simultaneous copy to:

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, New Jersey  07102

Attention:  Ira A. Rosenberg, Esq.

Telephone: (973) 643-5082

Facsimile:  (973) 643-6500

If to Purchaser or, after the Closing, to the Company:

PDI, Inc.

Morris Corporate Center 1, Building A

300 Interpace Parkway

Parsippany, NJ  07054

Attention:  Chief Executive Officer

Telephone: (862) 207-7800

Facsimile:  (862) 207-7899

With a simultaneous copy to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103

Attention:  Steven J. Abrams

Telephone: (215) 981-4241

Facsimile:  (215) 981-4750

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12.2 Assignment.

No Party may assign or transfer either this Agreement or any or all of its rights or obligations under this Agreement without the prior written approval of all the other Parties; provided, however, that upon notice to Seller and without releasing Purchaser from any of its obligations hereunder except to the extent actually performed or satisfied by the assignee, (a) Purchaser may assign or delegate any or all of its rights or obligations under this Agreement after the Closing Date to (i) any Person who acquires all of Purchaser’s business, or (ii) one or more of Purchaser’s Affiliates, and (b) Seller may assign any or all of its rights (but not its obligations) hereunder to its stockholders or to a trust (or similar agreement) for their benefit.

12.3 Benefit of the Agreement.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Except as otherwise specifically set forth in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the Parties hereto, the Persons to whom indemnification is provided pursuant to ARTICLE XI and Section 7.3 and their respective successors and permitted assigns.

12.4 Headings.

The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

12.5 Entire Agreement.

This Agreement, including the schedules and exhibits attached hereto, the Schedules and the other documents referred to herein, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the Party to be bound thereby and dated on or after the date hereof.

12.6 Amendments and Waivers.

12.7 No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and the Seller Representative.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.8 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without giving effect to principles of conflicts of law.

(b) Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located within the State of New Jersey (“Agreed to Court”) for the sole purpose of any proceeding between any two or more Parties relating to this Agreement in whole or in part.  Each Party hereby agrees not to commence any proceeding relating to this Agreement other than before an Agreed to Court except to the extent otherwise set forth in this Section 13.9.  “Procedural Claim” means a claim that (i) such Party is not subject personally to the jurisdiction of the Agreed to Courts, (ii) such Party’s property is exempt or immune from attachment or execution, (iii) any such proceeding brought in an Agreed to Court should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than an Agreed to Court, or should be stayed by reason of the pendency of some other proceeding in any court other than an Agreed to Court, or (iv) this Agreement or the subject matter hereof may not be enforced in or by an Agreed to Court.

(c) Each Party hereby waives to the extent not prohibited by applicable Law, and agrees not to assert by way of defense or otherwise in any proceeding relating to this Agreement, any Procedural Claim.

(d) Notwithstanding Sections 13.9(b) and (c), a Party may commence any proceeding in a court other than an Agreed to Court (i) for the purpose of enforcing an Order issued by an Agreed to Court, (ii) to seek injunctive relief to enjoin a breach of this Agreement, or (iii) if an Agreed to Court concludes it does not have jurisdiction (subject

(e) matter jurisdiction, personal jurisdiction or otherwise).

(f) EACH PARTY HEREBY WAIVES TRIAL BY JURY WITH RESPECT TO ANY MATTER RELATING TO THIS AGREEMENT.

12.11 Expenses.

Except as otherwise expressly provided herein, each Party hereto shall pay all of its or his own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, except that Seller shall pay all such costs and expenses of Likoff and Davis.  Notwithstanding the foregoing, Seller shall be liable for, and shall promptly pay when due or reimburse the Company for, any cost or expense incurred by the Company prior to the Closing in connection with the transactions contemplated by this Agreement.

12.12 Purchaser Form 8-K.

Prior to filing its current report on Form 8-K (or any amendment thereto) announcing the execution of this Agreement, Purchaser shall provide Seller with reasonable opportunity to review and comment on the report, and shall consider Seller’s comments thereto in good faith.

[signature page follows]

The parties hereto have executed this Membership Interest Agreement as of the date first written above.

GROUP DCA, LLC

By: /s/ Jack Davis

Name: Jack Davis

Title: Co-CEO

PDI, INC.

By: /s/ Nancy Lurker

Name: Nancy Lurker

Title: Chief Executive Officer

JD & RL, INC.

By:/s/ Jack Davis

Name: Jack Davis

Title: Co-CEO

/s/ Jack Davis

Jack Davis

/s/ Robert Likoff

Robert O. Likoff

SELLER REPRESENTATIVE:

/s/ Robert Likoff

Robert O. Likoff